Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 15.02, this “Agreement”) is made and entered into as of February 28, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):1

(i)

(a) Pioneer Energy Services Corp. (“Pioneer”), a company incorporated under the Laws of Texas, and (b) each of its affiliates listed on Exhibit A to this Agreement that has executed and delivered a counterpart signature page to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

(ii)

the undersigned holders of or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Term Lenders”); and

(iii)

the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Noteholders” and together with the Consenting Term Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in: this Agreement, including the term sheet setting forth the terms of the Restructuring Transactions, attached as Exhibit B to this Agreement (including all exhibits, annexes and schedules attached thereto, the “Term Sheet” and, such transactions as described in this Agreement, the “Restructuring Transactions”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Company Parties will implement the Restructuring Transactions in connection with prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“ABL Credit Agreement” means the Credit Agreement, dated as of November 8, 2017, by and among Pioneer, as the parent and a borrower, the other borrowers party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as may be amended, supplemented, or otherwise modified from time to time.

“ABL Claim” means any Claim under the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement).

“Ad Hoc Group of Noteholders” means the ad hoc group of holders of Notes Claims that is represented by Davis Polk & Wardwell LLP, Haynes and Boone LLP and Houlihan Lokey, Inc.

“Agreement” has the meaning set forth in the preamble hereto and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 15.02 (including the Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

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“Alternative Restructuring Proposal” means any dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of all or substantially all assets, financing (debt or equity), restructuring (in each case, of all or substantially all of one or more Company Parties, its assets, or its capital structure), or repurchase, refinancing, extension or repayment of a material portion of the funded debt of one or more of the Company Parties (in each case, outside of the ordinary course of business) other than in accordance with or in furtherance of the Restructuring Transactions.

“Backstop Commitment Agreement” has the meaning set forth in the Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division) presiding over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Court, as may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the ABL Claims and Notes Claims, and with respect to Term Loan Claims, any Claim against a Company Party.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement between the Company Parties and a Consenting Stakeholder, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

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“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholder Termination Event” has the meaning set forth in Section 13.01.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholder Termination Event” has the meaning set forth in Section 13.02.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Lender Fees and Expenses” has the meaning set forth in the Term Sheet.

“Consenting Term Lender Termination Event” has the meaning set forth in Section 13.02.

“Corporate Governance Documents” means, with respect to a Reorganized Debtor, any documents, certificates or other agreements for the governance of such Reorganized Debtor, including, without limitation, the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, any Employee Incentive Plan (as defined in the Term Sheet), or other similar organizational or formation documents, as applicable, of such Reorganized Debtor.

“Definitive Documents” means the documents set forth in Section 3.01.

“DIP Agent” means PNC Bank, National Association, in its capacity as the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

“DIP Claim” means any Claim under the DIP Credit Agreement and the other DIP Documents.

“DIP Credit Agreement” means the credit agreement with respect to the DIP Facility.

“DIP Documents” means the DIP Order, the DIP Motion, the DIP-to-Exit Commitment Letter and the DIP Credit Agreement, any guaranty related thereto, any collateral and security documentation related thereto and any budget related thereto.

“DIP Facility” has the meaning set forth in the Term Sheet.

“DIP Lenders” means the banks, financial institutions and other parties identified as lenders in the DIP Credit Agreement.

“DIP Motion” means the motion filed by the Company Parties seeking entry of an interim and final DIP Order.

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“DIP Order” means any order entered in the Chapter 11 Cases authorizing debtor in possession financing or the use of cash collateral (whether interim or final).

“DIP-to-Exit Commitment Letter” has the meaning set forth in the Term Sheet.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, any (a) equity security (as such term is defined in Bankruptcy Code section 101(16)), (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit ABL Credit Agreement” means the credit agreement with respect to the Exit ABL Facility.

“Exit ABL Documents” means the Exit ABL Credit Agreement, the DIP-to-Exit Commitment Letter, any guaranty related thereto, and any collateral and security documentation related thereto.

“Exit ABL Facility” has the meaning set forth in the Term Sheet.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“First Day Pleadings” means the “first-day” pleadings that the Company Parties file upon the commencement of the Chapter 11 Cases.

“Indenture” means the Indenture, dated March 18, 2014, by and among Pioneer, as the issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, pursuant to which the Notes were issued, as may be amended, supplemented, or otherwise modified from time to time.

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“Interest” means any equity interest (as defined in section 101(16) of the Bankruptcy Code) in a Company Party, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in such Company Party, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in such Company Party, that existed immediately before the Plan Effective Date, and including any equity interest issued to such Company Party’s current or former employees and non-employee directors, various forms of long-term incentive compensation including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, cash awards, and other stock-based awards.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4.

“New Convertible Bonds” means the 5% convertible senior unsecured payment-in-kind bonds issued pursuant to the New Convertible Bond Indenture, in the initial aggregate principal amount as of the Plan Effective Date of up to $134,584,000 (inclusive of the Rights Offering Convertible Bonds, the Management Commitment Convertible Bonds and the Premium Convertible Bonds (each as defined in the Term Sheet)).

“New Convertible Bond Indenture” means that certain unsecured indenture, dated as of the Plan Effective Date, by and among Reorganized Pioneer, as issuer, and the New Convertible Bonds Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be filed with the Plan Supplement, and subject to the consent rights set forth in this Agreement and as may be modified consistent with this Agreement.

“New Convertible Bond Indenture Trustee” means the trustee under the New Convertible Bonds Indenture, to be selected by the Company Parties with the prior written consent of the Required Consenting Noteholders.

“New Equity” means the new common stock or common equity issued by Reorganized Pioneer.

“New Secured Bonds” has the meaning set forth in the Term Sheet.

“New Secured Bonds Commitment” has the meaning set forth in Section 11.

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“New Secured Bonds Commitment Parties” has the meaning set forth in Section 11.

“New Secured Bonds Documents” means the New Secured Bonds Indenture, any guaranty related thereto, and any collateral and security documentation related thereto.

“New Secured Bonds Indenture” means the indenture with respect to the New Secured Bonds.

“Notes” means the 6.125% Senior Notes due 2022 issued by Pioneer pursuant to the Indenture.

“Notes Claim” means any Claim against any Company Party on account of the Notes, including any guarantee of the Notes pursuant to the Indenture.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Pioneer” has the meaning set forth in the Preamble to this Agreement.

“Plan” means the plan of reorganization with respect to the Restructuring Transactions.

“Plan Effective Date” means the date upon which (a) the Confirmation Order has become a Final Order, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective or are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Debtor” means each of the affiliates of Pioneer listed on Exhibit A hereto, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date.

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“Reorganized Pioneer” means either (a) Pioneer, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date, or (b) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the debtors in the Chapter 11 Cases and issue the New Equity to be distributed pursuant to the Plan.

“Required New Secured Bonds Commitment Parties” means, as of the relevant date, New Secured Bonds Commitment Parties holding at least 50.01% of the aggregate New Secured Bonds Commitments.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 66.67% of the aggregate outstanding principal amount of the Notes Claims that are held by all Consenting Noteholders.

“Required Consenting Stakeholders” means the Required Consenting Term Lenders and the Required Consenting Noteholders.

“Required Consenting Term Lenders” means, as of the relevant date, the Consenting Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of the Term Loan Claims that are held by all Consenting Term Lenders.

“Restructuring Expenses” has the meaning set forth in the Term Sheet.

“Restructuring Transactions” has the meaning set forth in the preamble to this Agreement.

“Rights Offering” has the meaning set forth in the Term Sheet.

“Rights Offering Documents” has the meaning set forth in the Term Sheet.

“Rights Offering Procedures” has the meaning set forth in the Term Sheet.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Second Day Pleadings” means the “second-day” pleadings that the Company Parties file following the commencement of the Chapter 11 Cases.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Superior Proposal” means a bona fide Alternative Restructuring Proposal that the board of directors of Pioneer determines in good faith would, if consummated, result in a superior restructuring transaction to the Company Parties and their estates than the transactions contemplated by this Agreement, after consultation with a financial advisor and outside legal counsel and taking into account (x) the likelihood and timing of consummation and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, and other aspects of such proposal, in each case as compared to the transactions contemplated by this Agreement.

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“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01-13.05.

“Term Loan Agreement” means the Term Loan Agreement, dated as of November 8, 2017, by and among Pioneer, as the borrower, the lenders party thereto and Wilmington Trust, National Association, as the administrative agent, as may be amended, supplemented, or otherwise modified from time to time.

“Term Loan Claim” means any Claim against a Company Party under the Term Loan Agreement and the other Credit Documents (as defined in the Term Loan Credit Agreement).

“Term Sheet” has the meaning set forth in the preamble to this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Stakeholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit D.

“United States Trustee” means the Office of the United States Trustee for the Southern District of Texas (Houston Division).

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

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(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not; and

(i) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) holders of at least two thirds (2/3) of the aggregate outstanding principal amount of Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c) holders of at least two thirds (2/3) of the aggregate outstanding principal amount of Notes Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(d) the Company Parties shall have paid, or caused to be paid, (i) all Restructuring Expenses of the Ad Hoc Group of Noteholders and (ii) all Consenting Term Lender Fees and Expenses, in each case for which an invoice has been received by the Company Parties by no later than February 28, 2020; and

(e) counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 15.10 (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

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Section 3. Definitive Documents.

3.01. The “Definitive Documents” governing the Restructuring Transactions shall consist of the following: (a) the Plan and its exhibits, ballots, and solicitation procedures; (b) the Confirmation Order; (c) the DIP Documents; (d) the Disclosure Statement; (e) the Disclosure Statement Order; (f) the First Day Pleadings, the Second Day Pleadings, and all orders sought pursuant thereto; (g) the Plan Supplement; (h) New Convertible Bond Indenture; (i) the Exit ABL Documents; (j) the Corporate Governance Documents; (k) New Secured Bonds Documents; (l) the Backstop Commitment Agreement; and (m) the Rights Offering Documents.

3.02. The Definitive Documents shall be in form and substance consistent with this Agreement or otherwise acceptable or reasonably acceptable (as applicable) to the applicable Consenting Noteholders as set forth in this Section 3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents shall reflect and contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Term Sheet), as it may be modified, amended, or supplemented in accordance with Section 14, and otherwise (i) in the case of the Plan, Plan Supplement, Confirmation Order, Disclosure Statement and Disclosure Statement Order, DIP Documents, New Secured Bonds Documents, Exit ABL Documents, Corporate Governance Documents, New Convertible Bond Indenture and the Rights Offering Documents, be in form and substance acceptable to the Company Parties and the Required Consenting Noteholders, including any modifications, amendments or supplements thereto, (ii) any provision in the Plan or the Confirmation Order provides that the Term Loan Claims held by the Consenting Term Lenders shall receive a treatment other than as set forth in the Term Sheet, such provision shall be in form and substance acceptable to the Required Consenting Term Lenders, (iii) any provision in the DIP Order that is applicable to the Consenting Term Lenders shall be in form and substance reasonably acceptable to the Required Consenting Term Lenders and (iv) in the case of all other Definitive Documents, be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of Definitive Documents to the Ad Hoc Group of Noteholders and Consenting Term Lenders at least three (3) business days prior to the date when any Company Parties intend to file the applicable Definitive Documents with the Bankruptcy Court; provided, that if three (3) business days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing thereof.

Section 4. Milestones. The following Milestones shall apply to this Agreement unless extended or waived in writing (email being sufficient) by the Company Parties and the Required Consenting Noteholders:

(a) no later than one (1) calendar day prior to the Petition Date, the Company Parties shall commence solicitation of votes to approve or reject the Plan.

(b) no later than March 3, 2020, the Petition Date shall have occurred;

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(c) no later than one (1) calendar day after the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement and the DIP Motion with the Bankruptcy Court;

(d) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim DIP Order;

(e) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered a final DIP Order;

(f) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

(g) no later than forty five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (the “Confirmation Date”); and

(h) no later than fourteen (14) calendar days after the Confirmation Date, the Plan Effective Date shall have occurred.

Section 5. Commitments of the Consenting Stakeholders.

5.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees in respect of all of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders do not make any affirmative covenants with respect to any Equity Interests they may hold) pursuant to this Agreement, to:

(a) do all things reasonably necessary and proper to support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents;

(b) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(c) consent to the releases set forth in the Plan and not make an election to opt out of such releases; and

(d) in the case of the Consenting Term Lenders, direct the Agents under the Term Loan Agreement, as defined therein, to take all actions consistent with this Agreement and abstain from all actions inconsistent with this Agreement.

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5.02. Chapter 11 Voting. In addition to the obligations set forth in Section 5.01, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(a) vote each of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders have no obligation under this Agreement to vote any Equity Interest) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(b) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above.

5.03. Releases; D&O Claims. Subject to the occurrence of the Plan Effective Date and only if no Consenting Noteholder Termination Event has occurred, each Consenting Stakeholder hereby (i) grants the releases by the Consenting Stakeholder set forth in the Term Sheet in favor of the Released Parties (as defined in the Term Sheet), and (ii) agrees not to pursue any claims that such Consenting Stakeholder may currently have against the current and former directors and officers of the Company Parties and each of their respective subsidiaries.

5.04. Negative Covenants. During the Agreement Effective Period, each Consenting Stakeholder severally, and not jointly, agrees in respect of all of its Company Claims/Interests (for the avoidance of doubt, the Consenting Term Lenders do not undertake any negative covenants with respect to any Equity Interests they may hold) pursuant to this Agreement that it shall not, directly or indirectly, and shall not direct any other person to:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) propose, file, knowingly support, or vote for any Alternative Restructuring Proposal;

(c) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

(d) exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests against the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to the ABL Claims, Term Loan Claims or Notes Claims (as applicable), other than as otherwise permitted under this Agreement;

(e) initiate, or have initiated on its behalf, any litigation proceeding of any kind with respect to the Chapter 11 Cases, this Agreement or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

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(f) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g) object to, delay, impede, or take any other action that would reasonably be expected to interfere with the Restructuring Transactions consistent with this Agreement.

5.05. No Liabilities. Nothing in this Agreement shall require any Consenting Stakeholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that would reasonably be expected to result in expenses, liabilities or other obligations to any Consenting Stakeholder. Notwithstanding the immediately preceding sentence, nothing in this Section 5.05 shall serve to limit, alter or modify any Consenting Stakeholder’s express obligations under the terms of this Agreement.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) impair or waive the rights of any Consenting Stakeholder to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising under the Chapter 11 Cases so long as the exercise of any such right is not in violation of or inconsistent with this Agreement, the Term Sheet, or such Consenting Stakeholder’s obligations hereunder or thereunder, or (b) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) do all things reasonably necessary and proper to (i) support and consummate the Restructuring Transactions in accordance with this Agreement, (ii) prosecute and defend any appeals relating to the Confirmation Order and (iii) comply with each Milestone set forth in this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals necessary or required for implementation or consummation of the Restructuring Transactions or approval by the Bankruptcy Court of the Definitive Documents;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

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(e) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement;

(f) not file or seek authority to file any pleading materially inconsistent with the Restructuring Transactions or the terms of this Agreement;

(g) not conduct any transaction not in the ordinary course of business (no matter whether the Company Parties have received Bankruptcy Court’s authorization to conduct such transaction), unless the Company Parties have received prior written consent from the Required Consenting Noteholders; provided that any transaction (or a series of related transactions) in an amount exceeding $10 million is deemed to be not in the ordinary course of business for the purposes of this clause (g);

(h) timely file a formal written response in opposition to any objection filed with the bankruptcy court by any person with respect to the Definitive Documents;

(i) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases or (v) for relief that (y) is inconsistent with this Agreement in any material respect or (z) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring Transactions;

(j) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; and

(k) promptly pay the reasonable fees and expenses of the Ad Hoc Group of Noteholders in accordance with this Agreement and the applicable fee letters on a monthly basis and within ten (10) Business Days of receipt of invoices thereof and pay the Consenting Term Lender Fees and Expenses.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not, directly or indirectly, and shall not direct any other person to:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions;

(c) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Term Sheet; or

(d) seek, solicit, or propose any Alternative Restructuring Proposal.

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Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, in such person’s capacity as a director, officer, or member of the Company Party, to take any action or to refrain from taking any action to the extent such Company Party, board of directors, board of managers, or similar governing body believes in good faith, based on advice of counsel, that the taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 8.01 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Consenting Term Lender Termination Event that may arise as a result of any such action or omission; provided further, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 13.06 hereof.

8.02. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Sections 7.02 and 8.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, facilitate, and negotiate in connection with any Alternative Restructuring Proposal received by any Company Party that is a Superior Proposal and (b) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company Party shall notify (with email being sufficient) counsel to the Ad Hoc Group of Noteholders and Consenting Term Lenders of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company Parties decides, in the exercise of its fiduciary duties, to pursue a Superior Proposal, the Company Parties shall notify counsel to the Ad Hoc Group of Noteholders and Consenting Term Lenders within two (2) Business Days of such determination.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

8.04. The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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8.05. The Company Parties, severally, and not jointly, represents, warrants, and covenants to each Consenting Stakeholder, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of immediately prior to the Plan Effective Date, that Reorganized Pioneer is not a “covered fund” as such term is defined in the final regulations promulgated under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, 12 C.F.R. section 248.10(b)(1) (the “Volcker Rule”).

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (2) a non-U.S. person in an offshore transaction as defined in Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder;

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties by the close of business five (5) Business Days following such Transfer; and

(c) with respect to the Transfer of any Equity Interests only, such Transfer shall not (i) violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or (ii) in the reasonable business judgment of the Company Parties and their legal and tax advisors, adversely affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating loss carryforwards or other tax attributes.

9.02. Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests. Notwithstanding the foregoing, (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

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9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding anything herein to the contrary, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests; provided, however, that (a) such Qualified Marketmaker must Transfer such right, title, or interest by within ten (10) Business Days following its receipt thereof to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; and (b) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Consenting Stakeholder at the time of such transfer, and (c) such Consenting Stakeholder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 9. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9.06, the restrictions on Transfer set forth in this Section 9.06 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

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(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A under the Securities Act, (B) not a U.S. person (as defined in Regulation S under the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. New Secured Bonds Commitment. Subject to Section 14(e), each Consenting Noteholder party hereto as of the date hereof whose name is listed on Schedule 1 hereto (such Consenting Noteholder, a “New Secured Bonds Commitment Party”) hereby commits, severally and not jointly, to purchase the portion of the New Secured Bonds set forth opposite such New Secured Bonds Commitment Party’s name on Schedule 1 hereto, on the Plan Effective Date, on the terms and subject only to the conditions set forth in the New Secured Bonds Term Sheet attached to the Term Sheet (such commitment, the “New Secured Bonds Commitment”). Subject to Section 14(e), each of the Parties agrees that this Section 11 is a valid, binding and enforceable agreement with respect to the purchase of such New Secured Bonds and an agreement by each of the New Secured Bonds Commitment Parties and the Company Parties to negotiate in good faith the New Secured Bonds Documents and the other Definitive Documents in a manner consistent with this Agreement and the Term Sheet (including the New Secured Bonds Term Sheet and the other exhibits to the Term Sheet), it being acknowledged and agreed that the commitment provided hereunder is subject only to the express conditions precedent set forth under “Conditions Precedent to the Restructuring” in the Term Sheet and that there are no other implied or express conditions to such purchase and that upon the satisfaction (or waiver) of such express conditions, the purchase of the New Secured Bonds will be consummated. Notwithstanding the foregoing, upon a termination of this Agreement as to the Consenting Noteholders in accordance with the provisions hereof prior to the Plan Effective Date, the New Secured Bonds Commitments of the New Secured Bonds Commitment Parties as set forth in this Section 11 shall also terminate.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement and as of immediately prior to the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

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(b) except (i) as expressly provided in this Agreement, the Plan, and the Bankruptcy Code or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into this Agreement and performance by it of the transactions contemplated thereby do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13. Termination Events.

13.01. Consenting Noteholder Termination Event. This Agreement may be terminated by the Required Consenting Noteholders, and, in each case by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of the following events, each, a “Consenting Noteholder Termination Event”:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, undertakings, commitments or covenants of the Company Parties set forth in this Agreement that remains uncured (to the extent curable) for five (5) Business Days after the terminating Required Consenting Noteholders transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Required Consenting Noteholders transmit a written notice in accordance with Section 15.10 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the occurrence of any event that allows the Required Commitment Parties (as defined in the Backstop Commitment Agreement) to terminate the Backstop Commitment Agreement pursuant to Section 14(c) of the Backstop Commitment Agreement;

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(d) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Required Consenting Noteholders in violation of its obligations under this Agreement;

(f) the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(g) the occurrence of an “Event of Default” under the DIP Credit Agreement or Backstop Commitment Agreement that has not been waived or timely cured in accordance therewith;

(h) on or after the Agreement Effective Date, any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Consenting Noteholders;

(i) if the Company Parties (i) notify counsel to the Ad Hoc Group of Noteholders pursuant to Section 8.02 and/or make a public announcement that they intend to pursue a Superior Proposal or (ii) enter into a definitive agreement with respect to a Superior Proposal;

(j) the filing by the Company of any Definitive Document, amendments, modifications or supplements thereto, motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and the Term Sheet, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed or vacated) within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Noteholders;

(k) any of the following shall have occurred: (i) the Company Parties or any affiliate of the Company Parties shall have filed any motion, application, adversary proceeding or Cause of Action (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Consenting Noteholders (in each case, other than with respect to a breach of this Agreement) or

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(ii) the Company Parties or any affiliate of the Company Parties shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (k) filed by another person, or consents (without the consent of the Required Consenting Noteholders) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

(l) the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $5 million without the consent of the Required Consenting Noteholders;

(m) the Company Parties lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(n) the failure of the Company Parties to promptly pay the reasonable fees and expenses of the Ad Hoc Group of Noteholders in accordance with this Agreement;

(o) any Company Party withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal or (ii) amendment or modification to the Restructuring Transactions containing any terms that are materially inconsistent with the implementation of, and the terms set forth it, the Term Sheet, without the prior written consent of the Required Consenting Noteholders which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 15.10 detailing any such breach

(p) any Company Party enters into a definitive agreement with respect to an Alternative Restructuring Proposal; or

(q) the Required Consenting Term Lenders’ termination of this Agreement with respect to the Consenting Term Lenders pursuant to Section 13.02.

13.02. Consenting Term Lenders Termination Event. This Agreement may be terminated by the Required Consenting Term Lenders, solely with respect to the Consenting Term Lenders, by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) if:

(a) the Plan Effective Date has not occurred by 90 days after the Petition Date (the “Consenting Term Lenders Termination Event” and together with the Consenting Noteholders Termination Event, the “Consenting Stakeholder Termination Events”);

(b) the filing by the Company of any plan of reorganization with the Bankruptcy Court that provides that the Term Loan Claims held by the Consenting Term Lenders shall receive a treatment other than as set forth in the Term Sheet, which has not been consented to by the Required Consenting Term Lenders pursuant to Section 3.02, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company Parties are provided with such notice, such order is not stayed, reversed or vacated) within five (5) business days following written notice thereof to the Company Parties by the Required Consenting Term Lenders;

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(c) the failure of the Company Parties to pay the Consenting Term Lender Fees and Expenses in accordance with this Agreement; or

(d) the Required Consenting Noteholders’ termination of this Agreement with respect to the Consenting Noteholders pursuant to Section 13.01.

13.03. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties by the delivery to the other Parties of a written notice in accordance with Section 15.10 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of the following events:

(a) the breach of this Agreement in any material respect by Consenting Noteholders holding an amount of Notes Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (2/3) of the aggregate outstanding principal amount of the Notes that remains uncured (to the extent curable) for five (5) Business Days after the terminating Company Parties transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties; or

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions; provided, that notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order or in contravention of any obligation or restriction set out in this Agreement; provided further, that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of the terms included therein and contemplated by one or more provisions of the Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 13.03(e); or

(d) the Bankruptcy Court enters an order denying confirmation of the Plan.

13.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

13.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice simultaneously with the Plan Effective Date.

13.06. Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be immediately released from its or their respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder and shall have all the rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be

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deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the Termination Date. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding the foregoing, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any other Consenting Stakeholder. Notwithstanding any provision to the contrary in this Section 13, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the applicable termination event giving rise to such termination right. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.03(d).

Section 14. Amendments and Waivers.

(a) Subject to Section 4, this Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14 and Section 15.18.

(b) This Agreement may be modified, amended, or supplemented in a writing signed by each Company Party and the Required Consenting Noteholders; provided, that amendments to this Section 14 shall require the consent of each Consenting Noteholder. Notwithstanding the foregoing, (i) if the proposed modification, amendment, waiver, or supplement has an adverse effect on the rights or obligations hereunder or treatment under the Plan of any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement. In the event that the Required Consenting Noteholders and the Company

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Parties have agreed to any modification, amendment, waiver, or supplement to which any Consenting Stakeholder has refused to consent pursuant to the immediately preceding sentence, then the Company and the Required Consenting Noteholders may elect to terminate this Agreement as to each such Consenting Stakeholder, and this Agreement shall continue in full force and effect with respect to all other Consenting Stakeholders from time to time party hereto.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(e) Any waiver, change, modification or amendment to this Agreement and the Term Sheet (including the New Secured Bonds Term Sheet attached thereto) that adversely affects the rights or obligations hereunder of the New Secured Bonds Commitment Parties in their capacity as such shall require the consent of the Required New Secured Bonds Commitment Parties. Prior to the Plan Effective Date, (a) any change, modification, or amendment to Schedule 1 hereto that affects the commitment of any New Secured Bonds Commitment Party shall require the consent of such New Secured Bonds Commitment Party, and (b) any change, modification, or amendment reducing the interest rate or fees set forth in the New Secured Bonds Term Sheet shall require the consent of each affected New Secured Bonds Commitment Party.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. Each Consenting Stakeholder acknowledges and agrees that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring Transactions, such securities have not been registered under the Securities Act and that such securities are, to the extent not offered, solicited or acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Stakeholder’s representations contained in this Agreement, and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

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15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

15.06. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

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15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention: Bryce Seki, VP - General Counsel

E-mail:     BSeki@pioneeres.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:   Brian S. Hermann,

Elizabeth R. McColm,

Brian Bolin

Eugene Y. Park

E-mail:       bhermann@paulweiss.com

emccolm@paulweiss.com

bbolin@paulweiss.com

epark@paulweiss.com

(b)	if to a Consenting Term Lender, to:

Vinson & Elkins LLP

The Grace Building

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attention:   David S. Meyer

Paul E. Heath

Kevin Heverin

Steven Zundell

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E-mail:       dmeyer@velaw.com

pheath@velaw.com

kheverin@velaw.com

szundell@velaw.com

(c)	if to a Consenting Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:   Damian S. Schaible

Natasha Tsiouris

Erik Jerrard

E-mail:       damian.schaible@davispolk.com,

natasha.tsiouris@davispolk.com

erik.jerrard@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Stakeholder acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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15.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Relationship Among Consenting Stakeholders.

(a) None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders, including, without limitation, any holders of ABL Claims, Term Loan Claims, Notes Claims or Company Claims/Interests, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting Stakeholders. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities laws and this Agreement (including Section 9 of this Agreement). No prior history, pattern or practice of sharing confidences among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement.

(b) The obligations of each Consenting Stakeholder are several and not joint with the obligations of any other Consenting Stakeholder. Nothing contained herein and no action taken by any Consenting Stakeholder shall be deemed to constitute the Consenting Stakeholders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting Stakeholder are in any way acting in concert. The decision of each Consenting Stakeholder to enter into this Agreement has been made by such Consenting Stakeholder independently of any other Consenting Stakeholder.

(c) The Consenting Stakeholders are not part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), with any other Party. For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting Stakeholder pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Stakeholders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1).

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(d) The Company Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder.

15.18. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.19. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

15.20. Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

15.21. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan or an offer of any securities of any of the Company Parties. The acceptance of the Plan by each of the Consenting Stakeholders will not be solicited until such Consenting Stakeholders have received the Disclosure Statement and related ballots in accordance with applicable non-bankruptcy law (as provided under sections 1125(g) and 1126(b) of the Bankruptcy Code), and will be subject to proper solicitation pursuant to sections 1125, 1126, and 1127 of the Bankruptcy Code.

15.22. Survival of Agreement. Notwithstanding the termination of this Agreement pursuant to Section 13 hereof, the provisions of Sections 5.03, 13.06, and 15 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15.23. Consenting Term Lenders. Each Consenting Term Lender is executing this Agreement in its capacity as a lender under the Term Loan Agreement and shall be bound by its terms solely in relation to its Term Loan Claims. Nothing contained herein shall in any way bind any Equity Interests that may be held by any Consenting Term Lender and/or its affiliates.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PIONEER ENERGY SERVICES CORP.

PIONEER COILED TUBING SERVICES, LLC
PIONEER DRILLING SERVICES, LTD.
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER SERVICES HOLDINGS, LLC
PIONEER WELL SERVICES, LLC
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC

By:	/s/ Bryce Seki
Name:	Bryce Seki
Title:	General Counsel

[Company Parties’ Signature Page to Restructuring Support Agreement]

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[Signature Page to Restructuring Support Agreement]

SCHEDULE 1

New Secured Bonds Commitments

New Secured Bonds Commitment Party	Commitment

EXHIBIT A

Company Parties

PIONEER COILED TUBING SERVICES, LLC
PIONEER DRILLING SERVICES, LTD.
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER SERVICES HOLDINGS, LLC
PIONEER WELL SERVICES, LLC
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC

EXHIBIT B

Term Sheet

PIONEER ENERGY SERVICES CORP.

RESTRUCTURING TERM SHEET

February 28, 2020

This term sheet (the “Term Sheet”) summarizes the material terms and conditions of restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties. The Restructuring Transactions will be consummated through the prepackaged Plan filed in the Chapter 11 Cases on the terms, and subject to the conditions, set forth in the Restructuring Support Agreement, including this Term Sheet. The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring Transactions have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transactions.

This Term Sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any chapter 11 plan, it being understood that such a solicitation, if any, only will be made in compliance with applicable provisions of securities, bankruptcy, and/or other applicable laws. This Term Sheet does not address all terms that would be required in connection with any potential restructuring and is subject to the negotiation, execution, and delivery of definitive documentation in accordance with the Restructuring Support Agreement.

Capitalized terms used but not initially defined in this Term Sheet shall have the meaning hereinafter ascribed to such terms, or if not defined in this Term Sheet, such terms shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

Restructuring Summary

Overview

The Company Parties will implement the Restructuring Transactions in accordance with the restructuring support agreement to which this Term Sheet is attached (together with the exhibits and schedules attached to such agreement, each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”), which shall be entered into by the Company Parties and the Consenting Stakeholders. This Term Sheet is attached to and made a part of the Restructuring Support Agreement.

Transaction Summary

The Restructuring Transactions shall include the following transactions, among others, as set forth in further detail in this Term Sheet:

•  Pioneer will conduct a rights offering (the “Rights Offering”) pursuant to the Rights Offering Documents (as defined below) to issue (a) New Convertible Bonds up to the aggregate principal amount of $123,205,000.00 (the “Rights Offering Convertible Bonds”) (which, for the avoidance of doubt, is exclusive of both the Premium Convertible Bonds (as defined below), on terms consistent in all material respects with those set forth in the term sheet attached as Exhibit A (the “Convertible Bonds Term Sheet”), and the $1,795,000.00 New Convertible Bonds to be purchased separately by the Management Commitment Parties (as defined below) (the “Management Commitment Convertible Bonds”) issued pursuant to the Backstop Commitment Agreement) and (b) up to 9,240,375 shares of Stapled Special Voting Stock[1] (the “Rights Offering Stapled Special Voting Stock”) (which, for the avoidance of doubt, is exclusive of both the Premium Stapled Special Voting Stock (as defined below) and the 134,625 shares of Stapled Special Voting Stock to be issued separately to the Management Commitment Parties (the “Management Commitment Stapled Special Voting Stock”) pursuant to which (i) each eligible holder of Notes Claims will be offered the right to purchase up to its pro rata share of Rights Offering Convertible Bonds (together with the corresponding Rights Offering Stapled Special Voting Stock) for aggregate consideration of $116,121,000.00 in cash; and (ii) each eligible holder of the issued and outstanding common stock of Pioneer (or any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for such common stock, including any restricted stock unit), that has vested or will vest on or prior to the Plan Effective Date (“Existing Equity Interests”), will be offered the right to purchase up to its pro rata share of Rights Offering Convertible Bonds (together with the corresponding Rights Offering Stapled Special Voting Stock) for aggregate consideration of $7,084,000.00 in cash. The proceeds of the Rights Offering will be used by Pioneer (i) to pay the Restructuring Expenses (as defined below), (ii) to fund Plan distributions, case administration expenses, and exit costs (including, without limitation, a portion of the payment in full in cash of the Term Loan Claims), and (iii) for general corporate purposes. The terms of the Rights Offering will be in accordance with the Rights Offering Documents and otherwise acceptable to the Company Parties and the Backstop Parties (as defined in the Backstop Commitment Agreement), and reasonably acceptable to the Required Consenting Noteholders.

•  The Q419 payment under the Company Incentive Plan (the “Q4 CIP Payment”) will be paid in cash prior to the Petition Date. The top 4 recipients shall commit to invest the after-tax amounts of such payment in Management Commitment Convertible Bonds pursuant to the Backstop Commitment Agreement. Each of the remaining recipients of the Q4 CIP Payment will have the option to reinvest up to the amount of such recipient’s portion of the Q4 CIP Payment in the Management Commitment Convertible Bonds by becoming parties to the Backstop Commitment Agreement. For the avoidance of doubt, the Q4 CIP Payment recipients who invest their after-tax amounts of such payment will become Management Commitment Parties and the New Convertible Bonds to be purchased thereby are part of the Management Commitment Convertible Bonds.

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“Stapled Special Voting Stock” means the special voting stock in the aggregate amount of up to 10,093,800 shares to be issued by Reorganized Pioneer on the Plan Effective Date (inclusive of the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock), which shall be stapled to the New Convertible Bonds issued pursuant to the Rights Offering Procedures and the Backstop Commitment Agreement, such that the number of shares of Stapled Special Voting Stock each person receives is equal to the number of shares of New Equity Interests the New Convertible Bonds such person receives in the Rights Offering are initially convertible into under the New Convertible Bond Indenture.

•  The ABL Credit Agreement will be repaid in full with the proceeds of the DIP Facility (as defined below). On the Plan Effective Date, the Company Parties will obtain a $75 million first lien exit asset-based revolving credit facility (the “Exit ABL Facility”) on terms consistent in all material respects with those set forth in the commitment letter and related exhibits attached to this Term Sheet as Exhibit B (the “DIP-to-Exit Commitment Letter”) and otherwise reasonably acceptable to the Company Parties and the Required Consenting Noteholders, and solely with respect to provisions applicable to the Consenting Term Lenders, the Required Consenting Term Lenders, the proceeds of which will be used to repay in full all amounts outstanding under the DIP Facility and for general corporate purposes.

•  Each holder of Term Loan Claims will receive payment in full in cash from (a) proceeds of (i) the Rights Offering and (ii) new secured bonds (the “New Secured Bonds”) and (b) other cash on hand of the Company Parties. The New Secured Bonds shall be in an aggregate principal amount equal to $78,125,000.00, with a maturity of 5 years and other terms and conditions consistent in all material respects with those set forth in the term sheet attached as Exhibit C to this Term Sheet (the “New Secured Bonds Term Sheet”) and otherwise acceptable to the Company Parties, the Required New Secured Bondholders (as defined in the New Secured Bonds Term Sheet) and the Required Consenting Noteholders.

•  The Notes Claims shall be cancelled and each holder of Notes Claims will receive its pro rata share of 94.25% of the equity interests in Reorganized Pioneer (“New Equity Interests”), subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of a Notes Claim will also receive the right to participate in the Rights Offering as described above.

•  The Existing Equity Interests will be cancelled, and each holder of Existing Equity Interests will receive its pro rata share of 5.75% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of Existing Equity Interests will also receive the right to participate in the Rights Offering as described above.

•  The Restructuring Transactions will be effectuated and structured in a tax-efficient and cost-efficient manner for the Company Parties, in each case as reasonably agreed by the Company Parties and the Required Consenting Noteholders.

The Restructuring Transactions will be consummated on the Plan Effective Date (or as soon as reasonably practicable thereafter).

DIP Facility

The DIP Lenders shall provide a senior secured superpriority asset-based revolving credit facility (the “DIP Facility”) in an aggregate principal amount of up to $75 million with terms and conditions consistent in all material respects with the DIP-to-Exit Commitment Letter and otherwise reasonably acceptable to the Company Parties, the Required Consenting Term Lenders and the Required Consenting Noteholders, and shall commit to provide the Exit ABL Facility upon emergence. The DIP Facility will convert dollar for dollar into the Exit ABL Facility upon emergence.

Proposed Treatment of Claims and Interests

Administrative Expense Claims and Priority Tax Claims

Except to the extent that a holder of an allowed Administrative Expense Claim or an allowed Priority Tax Claim (each as defined herein) agrees to a less favorable treatment, each holder of an allowed Administrative Expense Claim or an allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, cash in an amount equal to such allowed Claim on the Plan Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

As used in this Term Sheet, “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Plan Effective Date of preserving the estates and operating the businesses of the Company Parties (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), and (ii) Restructuring Expenses (as defined below).

As used in this Term Sheet, “Priority Tax Claim” means any secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

DIP Claims	On the Plan Effective Date, to the extent the DIP Facility is not otherwise repaid in full, each holder of an allowed DIP Claim will, pursuant to and in accordance with the DIP-to-Exit Commitment Letter and the other DIP Documents, receive its pro rata share of revolving loans and letter of credit participations under the Exit ABL Facility.

Other Secured Claims	Except to the extent that a holder of an allowed Other Secured Claim (as defined herein) agrees to a less favorable treatment, in full and final satisfaction of such allowed Other Secured Claim, at the option of the Company Parties or Reorganized Debtors, but with the consent of the Required Consenting Noteholders, (i) such holder will receive payment in full in cash, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s allowed Other Secured Claim Unimpaired.

As used in this Term Sheet, “Other Secured Claims” means a Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Company Parties, or (c) determined by a final order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code, other than a Priority Tax Claim, an ABL Claim and a Term Loan Claim.

Unimpaired – Presumed to Accept.

Other Priority Claims

Except to the extent that a holder of an allowed Other Priority Claim (as defined herein) agrees to a less favorable treatment, in full and final satisfaction of such allowed Other Priority Claim, each holder of an allowed Other Priority Claim will, at the option of the Company Parties or the Reorganized Debtors, but with the consent of the Required Consenting Noteholders, (i) be paid in full in cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

As used in this Term Sheet, “Other Priority Claim” means any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

Unimpaired – Presumed to Accept.

ABL Claims

To the extent any portion of the allowed ABL Claims is not refinanced by the DIP Facility, each holder of an allowed ABL Claim will receive, in full and final satisfaction of such ABL Claim, (i) payment in full in cash, or (ii) at the option of the Company Parties (with the consent of the Required Consenting Noteholders) treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept.

Term Loan Claims

Each holder of an allowed Term Loan Claim will receive in full and final satisfaction of such Term Loan Claim, payment in full in cash of each such Term Loan Claim on the Plan Effective Date, in the aggregate principal amount of $175 million (including any applicable prepayment premium) and any unpaid interest accrued at the default rate thereon, fees and expenses that are payable or reimbursable pursuant to the terms of the Term Loan Agreement.

Unimpaired – Presumed to Accept.

Notes Claims

On the Plan Effective Date, all Notes Claims shall be cancelled and each holder of a Notes Claim will receive, in full and final satisfaction of such Notes Claim, its pro rata share of 94.25% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds).

Each eligible holder of a Notes Claim will also receive the right to participate in the Rights Offering as set forth above.

Impaired – Entitled to Vote.

General Unsecured Claims

Each holder of an allowed prepetition Claim against any Company Party that is not an ABL Claim, a Term Loan Claim, a Notes Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (each, a “General Unsecured Claim”) will be paid in the ordinary course of business without regard to the automatic stay or other restrictions on the payment of prepetition Claims under the Bankruptcy Code, but subject to all defenses and disputes the Company Parties, Reorganized Pioneer, or the Reorganized Debtors may assert as to the validity or amount of such Claims, or will receive such other treatment as may be required to deem such General Unsecured Claim Unimpaired.

Unimpaired – Presumed to Accept.

Intercompany Claims

All Claims against a Company Party held by another Company Party (the “Intercompany Claims”) will be adjusted, reinstated, or discharged in the Company Parties’ discretion, subject to the reasonable consent of the Required Consenting Noteholders.

Unimpaired – Presumed to Accept.

Subordinated Claims

All Claims subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise (the “Subordinated Claims”), if any, shall be discharged, cancelled, released, and extinguished as of the Plan Effective Date, and will be of no further force or effect, and holders of allowed Subordinated Claims will not receive any distribution on account of such allowed Subordinated Claims.

Impaired – Deemed to Reject.

Existing Equity Interests

On the Plan Effective Date, all Existing Equity Interests shall be cancelled and each holder of Existing Equity Interests will receive:

(a)   if holders of Existing Equity Interests vote to accept the Plan, its pro rata share of 5.75% of the New Equity Interests, subject to dilution on account of the Employee Incentive Plan and the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). Each eligible holder of Existing Equity Interests will also receive the right to participate in the Rights Offering as set forth above.

(b)   if holders of Existing Equity Interests do not vote to accept the Plan, no distribution under the Plan.

Impaired – Entitled to Vote.

Intercompany Interests

All equity interests in Pioneer’s subsidiaries shall be reinstated and otherwise unaffected by the Plan or otherwise canceled at the option of the Company Parties (with the consent of the Required Consenting Noteholders).

Unimpaired – Presumed to Accept.

Other Material Provisions
Exit ABL Facility	On the Plan Effective Date, the DIP Facility will be replaced with the Exit ABL Facility.

New Secured Bonds	On the Plan Effective Date, the Company Parties will issue the New Secured Bonds on terms consistent in all material respects with those set forth in the New Secured Bonds Term Sheet and otherwise consistent with, and subject to the consent rights set forth in, the Restructuring Support Agreement.

Rights Offering

Pioneer will conduct the Rights Offering as set forth in the Restructuring Support Agreement.

New Convertible Bonds: The New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) will be convertible into 90.00%-93.61% of Reorganized Pioneer’s common stock, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the Backstop Amount (as defined below) and the high end of the range assumes that the Rights Offering is fully subscribed.

The Rights Offering shall be conducted pursuant to procedures (the “Rights Offering Procedures”) consistent in all material respects with this Term Sheet, the Backstop Commitment Agreement, the Convertible Bond Term Sheet and otherwise in form and substance acceptable to the Company Parties and the Required Backstop Parties, and reasonably acceptable to the Required Consenting Noteholders.

Certain members of Pioneer’s management (the “Management Commitment Parties”), severally but not jointly, will commit to purchase the Management Commitment Convertible Bonds in the aggregate principal amount of $1,795,000.00 from Reorganized Pioneer and the corresponding 134,625 shares of Management Commitment Stapled Special Voting Stock pursuant to the backstop commitment agreement (the “Backstop Commitment Agreement” and, together with the Rights Offering Procedures, the “Rights Offering Documents”) entered into simultaneously with the Restructuring Support Agreement and attached to this Term Sheet as Exhibit D. For the avoidance of doubt, the Management Commitment Convertible Bonds are not included in the Rights Offering Convertible Bonds to be offered for subscription in the Rights Offering and the Management Commitment Stapled Special Voting Stock is not included in the Rights Offering Stapled Special Voting Stock to be issued in connection with the Rights Offering.

Part of the Rights Offering will be backstopped, severally but not jointly, by certain Consenting Noteholders (the “Backstop Parties”). Pursuant to the Backstop Commitment Agreement, the Backstop Parties will backstop on a pro rata basis, severally but not jointly, $118,013,000 of the Rights Offering Convertible Bonds (“Backstop Amount”). The commitments of the Backstop Parties are required to be funded pro rata in accordance with their respective commitments.

Upon the earlier of (i) the Plan Effective Date, and (ii) the termination of the Backstop Commitment Agreement under certain circumstances set forth therein, each Management Commitment Party will receive, pursuant to the terms and conditions of the Backstop Commitment Agreement, a commitment premium equal to 8% of its commitment under the Backstop Commitment Agreement (the “Management Commitment Premium”) and each Backstop Party will receive a commitment premium equal to 8% of its commitment under the Backstop Commitment Agreement (the “Backstop Commitment Premium”), both of which premiums shall be fully earned upon entry of an order approving the Backstop Commitment Agreement (which order may be the Confirmation Order) and shall be payable (x) in the case of a termination of the Backstop Commitment Agreement under the circumstances set forth therein, in cash, or (y) in the case of the Plan Effective Date, in New Convertible Bonds (collectively, the “Premium Convertible Bonds”) and corresponding Stapled Special Voting Stock (collectively, the “Premium Stapled Special Voting Stock”).

Proceeds: The proceeds of the Rights Offering will be used by Pioneer and Reorganized Pioneer, as applicable, to (i) pay the Restructuring Expenses, (ii) fund Plan distributions, case administration expenses, and exit costs (including, without limitation, a portion of the payment in full in cash of the Term Loan Claims), and (iii) for general corporate purposes.

Corporate Governance Documents of Reorganized Pioneer[2]

The Corporate Governance Documents of Reorganized Pioneer shall be on the terms set forth in the term sheet attached to this Term Sheet as Exhibit E and otherwise acceptable to the Required Consenting Noteholders and the Company Parties and will become effective as of the Plan Effective Date.

New Equity Interests to be DTC-eligible and traded in the over-the-counter market acceptable to the Required Consenting Noteholders upon emergence.

Registration rights agreement to provide that a majority of holders of shares of Voting Stock subject to the registration rights agreement can require the Company to use reasonable best efforts to cause the common stock to be listed on Nasdaq or NYSE in accordance with the applicable Nasdaq or NYSE listing requirements as promptly as practicable following delivery of notice.

[2]	The listing terms can be revised by the Required Consenting Noteholders in consultation with the Company Parties.

New Convertible Bonds and Stapled Special Voting Stock to be DTC eligible, or, if not reasonably practicable, held in book-entry form through a transfer agent acceptable to the Required Consenting Noteholders, and to be made DTC eligible as soon as reasonably practicable following emergence using reasonable best efforts by the Company.

Board of Directors

On the Plan Effective Date, the board of directors of Reorganized Pioneer (the “New Board”) shall consist of: (i) the chief executive officer of Reorganized Pioneer, and (ii) such other directors, in a number to be determined by the Required Consenting Noteholders, as designated by the Required Consenting Noteholders. The chief executive officer shall at all times be a member of the New Board.

Conditions Precedent to the Restructuring

It shall be a condition to the Plan Effective Date that the following conditions precedent are satisfied or waived by the Company and the Required Consenting Noteholders, and the Plan Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

(i)  the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order;

(ii)  the Restructuring Support Agreement shall continue to be in full force and effect contemporaneously with the Plan Effective Date;

(iii)   [reserved];

(iv) to the extent invoiced at least two (2) Business Days before the Plan Effective Date by the Consenting Noteholders, the Company Parties shall have paid or reimbursed all Consenting Noteholder Fees and Expenses (as defined below), whether incurred before or after the Petition Date;

(v)   each of the Definitive Documents shall be in form and substance acceptable or reasonably acceptable (as applicable in accordance with Section 3.02 of the Restructuring Support Agreement) to the Company Parties and the Required Consenting Noteholders;

(vi) all material governmental approvals and consents that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect;

(vii)  the Backstop Commitment Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(viii)  the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Required Consenting Noteholders, approving the Company Parties’ entry into and performance under the Backstop Commitment Agreement, which order may be the Confirmation Order (the “Backstop Order”), and the Backstop Order shall be a Final Order; and

(ix) the Rights Offering shall have been conducted, in all material respects, in accordance with the Backstop Order, the Backstop Commitment Agreement, the rights offering procedures in form and substance acceptable to the Required Consenting Noteholders, and any other relevant transaction documents.

Releases and Exculpation	To the fullest extent permitted by applicable law, the Plan shall provide for comprehensive mutual release and exculpation provisions from and for the benefit of the Company Parties, their subsidiaries, the Consenting Stakeholders, the DIP Lenders, the DIP Agent and each of their respective affiliates, predecessors, successors, assigns, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees (collectively, the “Released Parties”), in each case in their capacity as such, from any claims, causes of action and liabilities, known or unknown, other than those arising from fraud, gross negligence or willful misconduct, as determined by final order of a court of competent jurisdiction, by or on behalf of any Released Party, in connection with acts or omissions based on or related to or in any manner arising from the Company Parties, the Restructuring Transactions, the Restructuring Support Agreement, the Chapter 11 Cases, the Plan, the solicitation of votes with respect to the Plan, the subject matter of, or transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Company Party and any Released Party, or the purchase, sale, or rescission of the purchase or sale of any security of any Company Party, Reorganized Pioneer, or any Reorganized Debtor, in each case based on any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than any obligation arising under or pursuant to this Term Sheet or any other Definitive Document.

Survival of Company Indemnity Obligations and D&O Insurance	Notwithstanding anything to the contrary contained in the Restructuring Support Agreement, the obligations of each of the Company Parties pursuant to its certificate of incorporation, bylaws, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company Parties, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Company Parties (collectively, the “Company Indemnity Obligations”), will not be released, waived discharged, or impaired by the consummation of the Restructuring Transactions; provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Company Parties for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by final order of a court of competent jurisdiction. All Company Indemnity Obligations will be assumed by the Company Parties on the Plan Effective Date, and all such obligations will continue as obligations of Reorganized Pioneer and the Reorganized Debtors. The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to directors and officers of the Company to the fullest extent permitted under Delaware law.

The Company Parties shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy (including any “tail policy”) for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. All directors’ and officers’ insurance policies shall be assumed by the Company Parties (including any tail policy).

Employee Incentive Plan	See Exhibit F to this Term Sheet (the “MIP Term Sheet”)

Severance Plans	See Appendix A to the MIP Term Sheet (the “Severance Term Sheet”)

Consenting Term Lender Fees and Expenses	On the Plan Effective Date, to the extent the Consenting Term Lenders are then party to the Restructuring Support Agreement, the Company Parties shall pay (i) all reasonable and documented fees and expenses of Vinson & Elkins, LLP, counsel to the Consenting Term Lenders, (ii) all reasonable and documented fees and expenses of Covington & Burling LLP, as counsel, and one local counsel to Wilmington Trust, National Association, as administrative agent (in such capacity, the “Existing Term Loan Agent”) under the Term Loan Agreement and (iii) all reasonable and documented out-of-pocket expenses incurred by the Existing Term Loan Agent, in each case of the foregoing clauses (i)-(iii), incurred through the Plan Effective Date in connection with the Restructuring Transactions in accordance with the terms of their applicable engagement letters and/or fee letters with the Company Parties, the Restructuring Support Agreement, and the Plan (collectively, the “Consenting Term Lender Fees and Expenses”).

Consenting Noteholder Fees and Expenses	The Company Parties shall pay (i) all pre- and post-petition reasonable and documented fees and expenses of Davis Polk & Wardwell, LLP, Haynes and Boone, LLP and Houlihan Lokey, Inc., counsel, local counsel and financial advisor, respectively, to the Consenting Noteholders, in connection with the Restructuring Transactions, in each case in accordance with the terms of their applicable engagement letters and/or fee letters with the Company Parties, the Restructuring Support Agreement, and the Plan and (ii) all reasonable and documented out-of-pocket expenses incurred by the Consenting Noteholders (the “Consenting Noteholder Fees and Expenses”, and together with the Consenting Term Lender Fees and Expenses, the “Restructuring Expenses”).

Specific Considerations

Executory Contracts and Unexpired Leases	Each executory contract and unexpired lease shall be assumed by the Company Parties, unless determined to be rejected by the Company Parties with the consent of the Required Consenting Noteholders (not to be unreasonably withheld).

Tax Matters	The parties shall use commercially reasonable efforts to structure the Restructuring Transactions in a manner determined by the Required Consenting Noteholders and Pioneer to be tax efficient. Notwithstanding anything else herein, the Required Consenting Noteholders may, after taking into account any expected tax consequences, require that the definition of the form of the Conversion Consideration (as defined in the New Convertible Bond Indenture) be either in reference to New Equity Interests or the cash value of New Equity Interests and not reference any combination thereof.

EXHIBIT A

Convertible Bonds Term Sheet

NEW CONVERTIBLE BONDS

PIONEER ENERGY SERVICES CORP.

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) is not a complete list of all material terms and conditions of the potential transaction described herein. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. The proposal below has been provided for illustrative purposes.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement.

General Terms

Issuer:	Pioneer Energy Services Corp.

Security:	5% Convertible Senior Unsecured Bonds (the “New Convertible Bonds”)

Amount:	Up to $134,584,000.00 in aggregate principal amount, consisting of up to $125,000,000.00 in initial principal amount (the “Initial Principal Amount”), including up to $123,205,000.00 aggregate principal amount of Rights Offering Convertible Bonds, $1,795,000.00 aggregate principal amount of Management Commitment Convertible Bonds, and up to $9,584,000.00 aggregate principal amount of Premium Convertible Bonds.

Interest:	The New Convertible Bonds will bear interest at a fixed rate of 5% per annum, which will be payable semi-annually in-kind in the form of an increase to the principal amount (“PIK”).

Initial Principal Amount:	$1,000 per New Convertible Bond.

Trustee:	To be agreed by the Company Parties, the Required Commitment Parties (as defined in the Backstop Commitment Agreement) and the Required Consenting Noteholders.

Use of Proceeds	The proceeds of the New Convertible Bonds shall be used to (i) pay the Restructuring Expenses, (ii) fund Plan distributions (including the cash distribution to holders of Term Loan Claims pursuant to the Plan), case administration expenses, and exit costs, and (iii) for general corporate purposes.

Maturity, Conversion and Redemption

Maturity Date:	Five years and six months from issuance.

Conversion:

The New Convertible Bonds will be convertible at any time in whole or in part at the option of the holder thereof, and mandatorily on the Maturity Date, into, per $1,000 principal amount of New Convertible Bonds, at the Issuer’s option, a number of shares of the Issuer’s common stock, $0.10 par value per share (the “Common Stock”), equal to the then-current Conversion Rate or the cash value of such number of shares of Common Stock (the “Conversion Consideration”). The New Convertible Bonds will also be convertible in the same manner, at the option of the Issuer, as set forth under “Issuer Conversion Right.”

Notwithstanding the above, if the value of the Conversion Consideration otherwise deliverable in connection with a mandatory conversion of a New Convertible Bond on the Maturity Date would be less than the principal amount of such New Convertible Bond, plus accrued and unpaid interest, then the New Convertible Bond will instead convert into an amount of cash equal to principal plus accrued and unpaid interest.

Conversion Rate:	75[1] shares of Common Stock per $1,000 principal amount of New Convertible Bonds (approximately equal to $1,000 divided by the Conversion Price), subject to adjustment as described below under “Antidilution Protection”.

Conversion Price:	$13.33 per share of Common Stock.

Antidilution Protection:

The Conversion Rate will be subject to customary adjustments for convertible debt securities, but with no adjustment for any dividends. There will be an adjustment to the Conversion Rate for any issuance of Common Stock (or rights, options, warrants or convertible or exchangeable securities) at effective prices below the Conversion Price.

With respect to any dividends on the Common Stock (including distributions in liquidation), each holder of a New Convertible Bond will receive, for each $1,000 principal amount of New Convertible Bonds, at the same time and on the same terms as holders of the Common Stock, the amount of cash or other property that such holder would have received if such holder held a number of shares of Common Stock equal to the Conversion Rate.

[1]

The Conversion Price and Conversion Rate will be determined by the Company Parties and the Required Commitment Parties prior to the Plan Effective Date so that as of the Plan Effective Date the New Convertible Bonds in the aggregate will be convertible into 90.00%-93.61% of the Issuer’s common stock, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the $118,013,000.00 backstopped by the Backstop Parties (the “Backstop Amount”) and the high end of the range assumes that the Rights Offering is fully subscribed.

2

Fundamental Change:	If the Issuer undergoes certain customary “fundamental changes,” subject to certain conditions, holders may, subject to the Issuer Conversion Right, require the Issuer to repurchase for cash all or part of their New Convertible Bonds for a purchase price equal to 100% of principal plus accrued and unpaid interest.

Issuer Conversion Right:	The Issuer, at its option, may cause the conversion of all or part of the New Convertible Bonds into, per $1,000 principal amount of New Convertible Bonds, a number of shares of Common Stock equal to the then-current Conversion Rate (as adjusted as described above under “Conversion Rate”) or the cash value of such number of shares of Common Stock, upon the consummation of any Merger Event.

Merger Event:	Customary for convertible debt securities of companies of a similar size, and to include in any event (i) acquisitions of beneficial ownership of more than 50% of the voting power of the outstanding Common Stock, any sales or dispositions of all or substantially all of the assets of the Issuer on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration (“Reference Property”), (ii) any one or more (A) bona fide consolidations, amalgamations, mergers or binding share exchanges of the Issuer or any of its subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of all of the Common Stock outstanding, and (B) acquisitions by the Issuer or any of its subsidiaries of substantially all assets, or a business, division, or line of business, of any entity, for which, in the case of this clause (ii), either (x) the equity value of the person or persons being acquired is, in the aggregate for all such transactions, greater than $100 million, or (y) such transactions have been approved by holders of a majority of the outstanding principal amount of the New Convertible Bonds.

Other Terms

Call Features:	Only as described above under “Issuer Conversion Right.”

Put Features:	Only as described above under “Fundamental Change.”

Covenants:	The New Convertible Bonds will contain affirmative and negative covenants that are acceptable to the Required Commitment Parties, the Required Consenting Noteholders and the Issuer (including with respect to levels, amounts and baskets).

3

Premium Convertible Bonds:	The Commitment Parties (as defined in the Backstop Commitment Agreement) will receive, pursuant to the terms and conditions of the Backstop Commitment Agreement, Premium Convertible Bonds in an aggregate principal amount equal to $9,584,000.00 (i.e., 8% of the Management Commitment Convertible Bonds and the Backstop Amount).

Events of Default:	Customary for debt securities of companies of a similar size, accelerating for cash equal to the principal amount of the New Convertible Bonds plus accrued and unpaid interest.

Preemptive / Registration / Voting Rights:	As set forth in the Governance Term Sheet.

Transferability:	To the extent permitted by applicable law and DTC policies and procedures, the New Convertible Bonds, and any Common Stock issued upon conversion thereof, will be freely transferable together with the underlying Notes Claims and Existing Equity Interests and in DTC format. Subscription rights with respect to the New Convertible Bonds will be freely transferable in accordance with the Rights Offering Procedures.

Tax Treatment	The Issuer and each holder of New Convertible Bonds shall (i) treat the New Convertible Bonds as equity of the Issuer for all U.S. federal income tax purposes and (ii) file all of its tax returns consistently therewith.

4

EXHIBIT B

DIP-to-Exit Commitment Letter

February 28, 2020

Pioneer Energy Services Corp.

Pioneer Drilling Services, Ltd.

Pioneer Global Holdings, Inc.

Pioneer Production Services, Inc.

Pioneer Wireline Services Holdings, Inc.

Pioneer Wireline Services, LLC

Pioneer Wells Services, LLC

Pioneer Fishing & Rental Services, LLC

Pioneer Coiled Tubing Services, LLC

1250 NE Loop 410, Suite 1000

San Antonio, Texas 78209

Dear Ladies & Gentlemen:

In connection with the anticipated filing under Chapter 11 of the US Bankruptcy Code (11 U.S.C. §§101 et seq.) (the “Chapter 11 Case”) in the United States Bankruptcy Court (the “Bankruptcy Court”) commenced by Pioneer Energy Services Corp. (“Pioneer”) and certain of its affiliates organized under the laws of jurisdictions located in the United States (all such United States affiliates that are the debtors under the Chapter 11 Case together with Pioneer, collectively, the “Pioneer Debtors” or “Borrowers”), you have requested that PNC Bank, National Association (“PNC”) commit to provide the Borrowers with the Facilities (as defined below).

PNC is pleased to present a commitment to provide a secured debtor-in-possession revolving credit facility in an aggregate amount of $75,000,000 (the “DIP Credit Facility”; and the credit agreement evidencing the DIP Credit Facility, the “DIP Loan Agreement”) on substantially the terms described, and subject only to the conditions set forth, in the DIP Credit Facility Memorandum of Terms and Conditions attached hereto as Exhibit A (the “DIP Credit Facility Term Sheet”), the proceeds of which DIP Credit Facility would be used to refinance and replace the Pioneer Debtors’ existing pre-petition revolving credit facility (the “Existing ABL Facility”) and to provide financing and working capital to the Pioneer Debtors during the Chapter 11 Case and which DIP Credit Facility shall be automatically convertible to a secured revolving exit credit facility in an aggregate amount of $75,000,000 (the “Exit Credit Facility” and, together with the DIP Credit Facility, the “Facilities”; and the credit agreement evidencing the Exit Credit Facility, the “Exit Loan Agreement”) on substantially the terms described, and subject only to the conditions set forth, in the Exit Credit Facility Memorandum of Terms and Conditions attached hereto as Exhibit B (the “Exit Credit Facility Term Sheet”, and together with the DIP Credit Facility Term Sheet, the “Term Sheets”), the proceeds of which Exit Credit Facility would be used as part of a confirmed plan of reorganization to provide financing and working capital to the Pioneer Debtors following the Chapter 11 Case (the foregoing transactions and the other transactions contemplated hereby or referenced herein, the “Transactions”). Capitalized terms used herein and defined in the Term Sheets referenced below shall have the respective meanings given thereto in the applicable Term Sheet (such Term Sheets, together with this letter, the “Commitment Letter”).

Pioneer February 28, 2020 Page 2	Privileged and Confidential

PNC reserves the right, in consultation with you, to syndicate (x) the DIP Credit Facility (either before or after execution of the DIP Loan Agreement and the other definitive documentation for the DIP Credit Facility (the “DIP Credit Documents”)) and (y) the Exit Credit Facility (either before or after execution of the Exit Loan Agreement and the other definitive documentation for the Exit Credit Facility (the “Exit Credit Documents”, and together with the DIP Credit Documents, the “Credit Documents”)), with a financial institution or group of financial institutions satisfactory to PNC and acceptable to you (subject, in the case of any syndication of a Facility after execution of the applicable Credit Documents, to certain conditions to be set forth in the applicable Credit Documents).

Accordingly, Pioneer hereby represents, warrants and covenants that all written information and data concerning the Credit Parties, the Facilities (other than forward looking information, information of a general economic and industry nature and projections of future financial performance), including without limitation the Approved Budget and any proposed updated, modified or supplemented budget(s)) prepared by or on behalf of the Credit Parties in connection with the Transactions (the “Information”) which has been or is made available in writing to PNC by or on behalf of the Credit Parties or by any authorized representative of the Credit Parties in connection with the Transactions (as subsequently updated or corrected), is and will be, taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact, in each case, necessary to make the statements contained therein, taken as a whole and in light of the circumstances under which such statements were made, not misleading in any material respect. All projections, and any Approved Budget and/or proposed updated, modified or supplemented budget(s), that have been or are hereafter made available by or on behalf of the Credit Parties are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by you to be reasonable at the time such projections, Approved Budget or updated, modified or supplemented budget(s) were prepared; it being recognized by PNC that projections of future results and forecasted budgets are not to be viewed as facts and actual results may vary significantly from projected results. In arranging and syndicating the Facilities, PNC will be using and relying on the Information without independent verification thereof.

Each Borrower, jointly and severally, hereby agrees to indemnify and hold harmless PNC, its affiliates, and its and their respective directors, officers, employees, attorneys, advisors and agents (each, an “Indemnified Person”), from and against any and all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this Commitment Letter, the Term Sheets or the Transactions, including without limitation the reasonable and documented fees and disbursements of outside counsel; provided, that the

Pioneer February 28, 2020 Page 3	Privileged and Confidential

foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, expenses and liabilities to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any such Indemnified Person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined by a final nonappealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or the Fee Letter (as defined below) by any Indemnified Person (or any such Indemnified Person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Borrowers or any of your respective affiliates; provided, further, that Borrowers shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any necessary bankruptcy “conflicts counsel(s)”) for all Indemnified Persons. PNC shall not be responsible or liable to any Credit Party or any other person for consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets or any of the Transactions. The obligations of Borrowers under this paragraph shall survive any termination of this Commitment Letter, except that upon the execution of the DIP Credit Documents (and then the Exit Credit Documents) the terms thereof shall supersede these provisions.

The Borrowers shall not be liable for any settlement of any proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, Borrowers agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

Neither this Commitment Letter, the Term Sheets, the separate fee letter with PNC, dated as of the date hereof (the “Fee Letter”) or PNC’s involvement with the Facilities shall be disclosed by you to any third party (including, without limitation, any financial institution or intermediary) without PNC’s prior written consent other than (a) to you and your directors, officers, employees, accountants, affiliates, equityholders, co-investors, attorneys or advisors, or your lenders and noteholders in connection with Facilities and the Transactions, (b) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and generic disclosure of aggregate sources and uses) (i) in connection with the syndication or marketing of the Facilities, or in connection with, and as may be required for, any public filing, and (ii) to the parties to the Restructuring Support Agreement (the “RSA”) entered into by the Borrowers and certain of their creditors on or about the date hereof and their advisors and to any other party required by the Bankruptcy Court, (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Credit Documents, or the Fee Letter or any action or proceeding related to this Commitment Letter, the Credit Documents or the Fee Letter, (e) pursuant to a proxy statement or other public filing related to the Transactions to the

Pioneer February 28, 2020 Page 4	Privileged and Confidential

extent reasonably necessary to be so disclosed therein (as determined by you) or in connection with any public disclosure requirement and (f) to the extent that such terms become publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder. Notwithstanding the foregoing, you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal or in a redacted manner in form and substance reasonably satisfactory to PNC and provide an unredacted copy of the Fee Letter to the Bankruptcy Court, the Office of the United States Trustee for the Southern District of Texas and any other party required by the Bankruptcy Court and (x) advisors to any official committee appointed in the Chapter 11 Case on a confidential, “professional eyes only” basis, and (y) the parties to the RSA. Except in connection with a filing with the Bankruptcy Court or other public filing as provided above, or in the case of clause (e) above, you agree to inform all such persons who receive information concerning this Commitment Letter or the Term Sheets that such information is confidential and may not be used for any purpose other than in connection with the Facilities and the Transactions and may not be disclosed to any other person. PNC reserves the right to review and approve, in advance, all materials and disclosures that contain PNC’s name or any affiliate’s name or describes this Commitment Letter.

PNC shall, until one (1) year from the date hereof, treat confidentially in accordance with its customary procedures for handling confidential information, all non-public information received by it from you or your affiliates and representatives in connection with the Facilities; provided, however, upon the execution and delivery of the definitive credit documentation, the provisions of the credit documentation shall govern the confidentiality matters described in this paragraph to the extent provided therein. Nothing herein shall prevent PNC from disclosing any such information (i) with your consent, (ii) in any legal, judicial or administrative, proceeding where, in their reasonable judgment, disclosure is required by law or regulations (in which case such person shall promptly notify you, in advance, to the extent permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over PNC or its affiliates or managed funds, (iv) in connection with the proposed Facilities and on a confidential basis to any of its affiliates or managed funds or the shareholders, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents of PNC or their respective affiliates or managed funds who, in each case are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to industry trade organizations information with respect to the Facilities that is customary for inclusion in league table measurements, (vi) to the extent any such information (w) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (x) becomes available to PNC on a nonconfidential basis from a source other than you or on your behalf and, to PNC’s knowledge, not in violation of any confidentiality agreement or obligation owed to you, (y) was available to PNC on a non-confidential basis prior to its disclosure to PNC by you or on your behalf or (z) was independently developed by PNC without reliance on confidential information, (vii) as otherwise required by any applicable law, rule, regulation or compulsory legal process (in which case such person shall promptly notify you, in advance, of such disclosure to the extent permitted by law), (viii) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense, or (ix) in enforcing PNC’s rights with respect to this Commitment Letter.

Pioneer February 28, 2020 Page 5	Privileged and Confidential

This Commitment Letter is for Borrowers’ benefit only, and no other person may obtain any rights under this Commitment Letter or be entitled to rely or claim reliance on this Commitment Letter’s terms and conditions. This Commitment Letter may not be assigned by Borrowers, and none of Borrowers’ rights under this Commitment Letter may be transferred, without PNC’s prior written consent. This Commitment Letter may not be assigned by PNC, and none of PNC’s rights or obligations under this Commitment Letter may be transferred, without Borrowers’ prior written consent; provided, that (x) PNC may assign its rights and obligations under this Commitment Letter in connection with the syndication of the Facilities as set forth above, and (y) PNC reserves the right to employ the services of its affiliates in providing services contemplated hereby, and to satisfy its obligations hereunder through, or assign their rights and obligations hereunder to, one or more of its affiliates, separate accounts within their control or investment funds under their or their respective affiliates’ management (collectively, “PNC Affiliates”); and to allocate, in whole or in part, to their respective affiliates certain fees payable to PNC in such manner as the PNC and its affiliates may agree in their sole discretion; provided, further, that, no delegation or assignment to a PNC Affiliate shall relieve PNC from its obligations hereunder to the extent that any PNC Affiliate or other assignee fails to satisfy its commitments as a “Lender” hereunder at the time required.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original, executed counterpart of this Commitment Letter.

PNC and Borrowers hereby waive any right to trial by jury on any claim, demand, action, or cause of action arising under this Commitment Letter, the Term Sheets, any of the Transactions, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each customer, including organizations and businesses that opens an account. What this means for you: When you open an account, we will ask for your name, address, taxpayer identifying number and other information that will allow us to identify you, such as articles in incorporation. For some businesses and organizations, we may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

Pioneer February 28, 2020 Page 6	Privileged and Confidential

If the offer evidenced by this letter and Term Sheets is acceptable, please indicate Borrowers’ acceptance by (w) signing and returning this letter, (x) delivering immediately available funds in the amount of the Commitment Fee to PNC, (y) delivering a legal deposit to PNC in the amount of $200,000 (together with the $150,000 previously received by PNC, the “Legal Deposit”), that shall be in addition to the Deposit Fee (as defined in the Proposal Letter dated January 23, 2020 between PNC and the Borrowers (the “Proposal Letter”)) and shall (i) in the event that the closing of the DIP Credit Facility does not occur and the commitment hereunder is terminated in accordance with the terms of this Commitment Letter, be refunded to the Borrowers to the extent in excess of any unreimbursed reasonable and documented out-of-pocket costs and expenses incurred by outside counsel to PNC or (ii) in the event that the closing of the DIP Credit Facility occurs, be credited to the Closing Fee (as defined in the Fee Letter) on the closing of the DIP Credit Facility to the extent in excess of any reasonable and documented out-of-pocket costs and expenses incurred by outside counsel to PNC, and (z) delivering to PNC the Fee Letter executed by the Borrowers party thereto.

Borrowers, jointly and severally, hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by PNC, including reasonable and documented fees and expenses of Blank Rome LLP as counsel to PNC, incurred in documenting and negotiating the Facilities. Because PNC will incur these expenses even if the Facilities are not consummated for any reason, the expense reimbursement agreement set forth in this paragraph is unconditional; provided, that upon execution of the DIP Credit Documents, the provisions of the DIP Credit Documents shall supersede this paragraph.

We look forward to working with you on successfully completing this transaction.

This offer will expire at 11:59 p.m. on February 28, 2020 unless previously accepted in the manner specified above.

In the event that the entry of the Interim Order (as defined in the DIP Credit Facility Term Sheet) and the closing of the DIP Credit Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Exit Credit Facility) shall automatically terminate unless PNC shall, in its discretion, agree to an extension. Following the closing of the DIP Credit Facility, in the event that the closing of the Exit Credit Facility does not occur on or before the Exit Facility Expiration Date (as defined below), then the commitments with respect to the Exit Credit Facility shall automatically terminate unless PNC shall, in its discretion, agree to an extension.

For purposes of this Commitment Letter (a) “Expiration Date” means 5:00 p.m., New York City time on the date that is thirty (30) (or such later date as determined by PNC in its sole discretion) days after the Petition Date, and (b) “Exit Facility Expiration Date” means the Maturity Date (as defined in the DIP Loan Agreement).

[remainder of page intentionally blank]

Sincerely,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Anita Pulgandla
Name: Anita Puligandla
Title: Senior Vice President

Agreed and accepted with the intent to be legally bound:

PIONEER ENERGY SERVICES CORP.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER DRILLING SERVICES, LTD.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER GLOBAL HOLDINGS, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER PRODUCTION SERVICES, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WIRELINE SERVICES HOLDINGS, INC.

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WIRELINE SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER WELLS SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER FISHING & RENTAL SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

PIONEER COILED TUBING SERVICES, LLC

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial
Officer

EXHIBIT A

DIP Credit Facility Term Sheet

(See attached)

DIP CREDIT FACILITY MEMORANDUM OF TERMS AND CONDITIONS

DATED FEBRUARY 28, 2020 FOR

PIONEER ENERGY SERVICES CORP. (“PIONEER”)

Initially capitalized terms used herein without definition shall have the meanings given in the Commitment Letter to which this DIP Credit Facility Memorandum of Terms and Conditions is attached.

Borrower(s):	Pioneer and its existing domestic operating subsidiaries subject to the Chapter 11 Case (as defined below) (collectively, the “DIP Borrowers” or “Debtors”).

Guarantor(s):	Same as under the Existing ABL Facility (as defined below) (collectively, “Guarantors” and together with the DIP Borrowers, each a “Credit Party” and collectively the “Credit Parties”).

Agent:	PNC Bank, National Association (in such capacity, “Agent” or “PNC”).

Lenders:	PNC Bank, National Association and such other financial institutions and other entities that may from time to time become a lender under the definitive documentation for the DIP Credit Facility (the “DIP Loan Agreement”) (in such capacity, collectively, the “Lenders”, and each a “Lender”).

Swingline Lender:	PNC Bank, National Association (in such capacity, “Swingline Lender”)

L/C Issuer(s):	PNC Bank, National Association, and any other Person accepted by Agent from time to time as an issuer of letters of credit (in such capacity, each an “L/C Issuer”)

Purpose:

(i) To provide (in part) the funds necessary to refinance and replace the Credit Agreement dated as of November 8, 2017 by and among Pioneer, the other borrowers party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, modified or supplemented from time to time, the “Existing ABL Facility”).

(ii)  To pay fees and expenses related to the anticipated filing under Chapter 11 of the US Bankruptcy Code (11 U.S.C. §§101 et seq.) (the “Chapter 11 Case”) in the United States Bankruptcy Court (the “Bankruptcy Court”) commenced by the Debtors (the “Transactions”).

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(ii) To provide financing and working capital to the Debtors during the Chapter 11 Case.

DIP Credit Facility:	A $75,000,000 committed senior secured debtor-in-possession revolving credit facility pursuant to which the Lenders will make revolving credit loans denominated in Dollars (the “DIP Credit Facility”), subject to the Borrowing Base set forth below, will be made available to the DIP Borrowers, which shall include a subfacility in an amount of $30,000,000 for the issuance of letters of credit denominated in Dollars by the L/C Issuers.

Revolving Credit Availability:

Usage under the DIP Credit Facility (i.e., the aggregate outstanding amount at any time of all revolving credit loans, swingline loans and letter of credit obligations) shall not exceed the lesser of (i) $75,000,000, or (ii) the sum of the following (the “Borrowing Base”) (such lesser amount, the “Revolving Credit Availability”):

(a)   Up to 90% of eligible investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(b)   Up to 85% of eligible non-investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(c) Up to 85% of eligible unbilled accounts (not to remain unbilled more than 30 days), plus;

(d)   Up to the lesser of (i) 70% of the costs of eligible inventory or (ii) 85% of the net orderly liquidation value percentage (based on an appraisal satisfactory to Agent) of eligible inventory, less;

(e) The maximum undrawn face amount of all Letters of Credit, less

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(f) Applicable reserves.

Sub Limits:	1) Letters of Credit denominated in Dollars limited to $30,000,000.

2) Eligible Inventory sublimit of $3,750,000.

3) Eligible unbilled accounts receivable limited to $10,000,000.

All criteria for (a) eligible assets, including without limitation the definitions of eligible accounts and eligible inventory shall be determined by Agent and DIP Borrowers, and (b) advance rates and (c) applicable reserves and sublimits shall be determined by Agent in its Permitted Discretion. “Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment in accordance with customary business practices of the Agent for asset-based lending transactions.

Amortization:	None. Available for borrowing and re-borrowing until the DIP Maturity Date, subject to the Borrowing Base.

Maturity:	The DIP Credit Facility will mature, and the commitments thereunder will terminate, on the date (the “DIP Maturity Date”) that is the earliest of:

(a) 5 months from date on which the Chapter 11 Case is filed (the “Petition Date”);

(b)  45 days after the Petition Date (or such later date as the Agent may approve in writing in its sole discretion) if the Final Order (as defined below) has not been approved by the Bankruptcy Court by the expiration of such period;

(c) The earlier of the “effective date” or the date of the substantial consummation of any confirmed plan (the “Plan Effective Date”);

(d) the closing of a sale of all or substantially all of the DIP Collateral (as defined below); and

(e) the acceleration of the DIP Credit Facility in accordance with its terms.

Interest Rates:	Revolving loans under the DIP Credit Facility shall bear interest, at the DIP Borrowers’ option, at a per annum rate based on 1, 2, or 3 month fully absorbed PNC LIBOR Rate or the Base Rate plus, in each case, the DIP Applicable Margin (as defined below); all swingline loans under the DIP Credit Facility shall bear interest at the Base Rate plus the DIP Applicable Margin. “DIP Applicable Margin” means (x) as to Base Rate Loans (including all swingline loans), 1.00 percentage point (the “DIP Base Rate Margin”), and (y) as to LIBOR Rate Loans, 2.00 percentage points (the “DIP LIBOR Rate Margin”).

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Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears on the first business day of each month for Base Rate borrowings and on the last day of each interest period for LIBOR Rate borrowings.

The “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus 1⁄2 of 1%, and (iii) the one month LIBOR rate plus 100 basis points (1%).

LIBOR Rate pricing will be subject to customary adjustments for statutory reserves.

Facility Fee:	0.50% per annum on the unused portion of the DIP Credit Facility. This fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable quarterly in arrears.

Interest Rate Protection:	The DIP Borrowers may, at their option, enter into and maintain an interest rate swap agreement (the “Hedge Agreement”), which conforms to ISDA standards and has terms and is with the Agent, a lender under the DIP Credit Facility, or a counterparty satisfactory to the Agent, enabling the DIP Borrowers to protect themselves against fluctuations in interest rates with respect to a mutually agreed amount of initial and projected outstanding advances under DIP Credit Facility with a final termination date no later than the DIP Maturity Date. The DIP Borrowers’ obligations under any Hedge Agreement entered into with Agent, Lender or any affiliate of either in accordance with the preceding sentence will be secured by the DIP Collateral, and benefit from the guarantees of the Guarantors, in each case on a pari passu basis with the DIP Borrowers’ obligations under the DIP Credit Facility.

Letter of Credit Fees:	The DIP Borrowers shall pay Letter of Credit fees at a per annum rate equal to the DIP LIBOR Rate Margin on the aggregate face amount of the Letters of Credit issued under the DIP Credit Facility. In addition, the DIP Borrowers shall pay a Letter of Credit fronting fee of 0.25% per annum to PNC as the fronting bank, payable quarterly in arrears.

Default Rate:	2.00% over the applicable rate.

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Priority and Security:	The DIP Credit Facility, any Hedge Agreements, and any cash management products and services provided by the Agent or any Lender or any direct or indirect Subsidiary or affiliate of Agent or any Lender will be secured by:

(i) continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected postpetition security interests in and liens in all of the “DIP Collateral”, which “DIP Collateral” includes all real and personal property of the Debtors and their bankruptcy estates, whether now existing or hereafter arising, tangible or intangible, of each of the Debtors, specifically including all commercial tort claims that may be brought by the Debtors and the proceeds of any actions brought under chapter 5 of the Bankruptcy Code (such security interests and liens, the “DIP Liens”), which liens shall be senior in priority and superior to any security, mortgage, collateral interest, lien, claim or interest of any other person, subject only to the professional fee carve-out to be agreed (the “Carve-Out”), the liens (whether pre-petition liens or adequate protection liens) on the Term Priority Collateral (as defined in the Intercreditor Agreement dated as of November 8, 2017 (the “Existing Intercreditor Agreement”), by and among Pioneer, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent) in favor of the secured parties under the existing term loan facility evidenced by that certain Term Loan Agreement dated as of November 8, 2017 (such facility, the “Existing Term Loan Facility”), by and among Pioneer, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent (such liens, the “Term Priority Liens”), and such other exceptions/liens as shall be acceptable to Agent in its discretion; provided, that for the avoidance of doubt, the DIP Liens on the Term Priority Collateral shall be junior to the Term Priority Liens on the Term Priority Collateral;

(ii)  the Agent and Lenders will be entitled to an allowed, senior secured, superpriority (subject only to the Carve-Out) administrative expense claim, granted and confirmed pursuant to the Interim Order and the Final Order, as the case may be, for all obligations and liabilities under the DIP Credit Facility in each of the Chapter 11 Cases and any successor case; provided, however, that such superpriority claim shall not have recourse to the Term Priority Collateral unless and until the Existing Term Loan Facility has been paid in full in cash.

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Collections and Remittances:	All customers of any Credit Party shall be directed to make remittances to a lockbox or blocked account of a Credit Party subject to control agreements in favor of the Agent and (i) maintained with Agent and/or (ii) maintained with any of the bank or financial institutions with which the Credit Parties maintain accounts as of the date hereof. Such Credit Party shall retain dominion over such accounts other than during a Cash Dominion Period. Amounts received in such lockbox or blocked account(s) (save and except for any Term Priority Collateral or any proceeds thereof) shall be applied to pay all outstanding obligations under the DIP Credit Facility, during a Cash Dominion Period. For the purpose of crediting the DIP Borrowers’ loan account and calculating interest, all items of payment shall be deemed applied by Agent two (2) business days following the business day of Agent’s receipt thereof. To facilitate such cash dominion, the DIP Borrowers shall establish at least one concentration blocked account with Agent into which all remittances and other proceeds of the DIP Collateral (save and except for any Term Priority Collateral or any proceeds thereof) deposited into or made to any other lockbox or blocked accounts maintained with a bank or other financial institution other than Agent shall be swept on a daily basis and, during a Cash Dominion Period, following receipt of such funds into such concentration blocked account, applied by Agent to pay the outstanding obligations under the DIP Credit Facility in accordance with the terms of the DIP Loan Agreement.

A “Cash Dominion Period” shall mean the period commencing on any date on which either (i) an event of default has occurred and is continuing or (ii) Borrower’s excess availability under the DIP Credit Facility at any time is less than the greater of (x) 15% of DIP Credit Facility commitment and (y) $9,375,000 (each a “Cash Dominion Event”), and continuing until the date on which no Cash Dominion Event has occurred for 45 consecutive days.

Expenses:	All reasonable and documented out-of-pocket expenses incurred by Agent or the Lenders, including, without limitation, reasonable and documented fees and disbursements of outside counsel (provided that Credit Parties shall not be required to reimburse the legal fees and expenses of more than one counsel to the Agent and the Lenders (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any reasonably necessary bankruptcy “conflicts counsel(s)”)), accounting, appraisal, audit, search and lien filing, title insurance (if applicable) and other reasonable and documented out-of-pocket costs and expenses in connection with monitoring, administering or enforcing the DIP Credit Documents (as defined below) and the DIP Credit Facility shall be for the account of the Credit Parties and payable on demand.

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Documentation Principles:	The DIP Credit Documents shall contain the terms set forth herein, and except to the extent otherwise set forth herein, be based generally on the Prepetition ABL Facility (including, without limitation, the Existing Intercreditor Agreement with respect to lien priority and collateral matters as between the DIP Credit Facility and the Existing Term Loan Facility as set forth in “Priority and Security” above), and shall be (a) modified to give due regard to (i) changes in law and banking regulations, and (ii) any changes or modifications to correct mistakes or defects, (b) modified to make changes to the representations and warranties, affirmative covenants, and negative covenants as may be acceptable to Agent, the DIP Lenders, and the Credit Parties and (c) modified to reflect customary LIBOR replacement language, AML provisions and other administrative procedures of Agent.

Conditions Precedent:	The occurrence of the closing date of the DIP Credit Facility (the “Closing Date”) will be subject only to the following conditions:

1)  No Material Adverse Change since the Petition Date. “Material Adverse Change” means a material adverse change in the business, operations, condition (financial or otherwise) or results of operations of the Credit Parties and their subsidiaries, taken as a whole, other than as a result of the commencement, the continuation, or events leading up to the commencement of the Chapter 11 Case;

2)  Other than the Chapter 11 Case, or as stayed pursuant to the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

3) execution and delivery by the Credit Parties and/or other applicable parties of the DIP Credit Documents in customary form but in all cases subject to the Documentation Principles;

4) customary legal opinions with respect to due authorization and due execution;

5)  All documents and instruments under the DIP Credit Documents required to create and perfect the Agent’s liens in the DIP Collateral shall have been executed and delivered by the applicable Credit Parties and be in proper form for filing in the appropriate jurisdiction;

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6)  after giving effect to all advances to be made at closing and the payment of all fees and expenses relating to the Transactions with respect to the DIP Credit Facility, the DIP Borrowers will have minimum Excess Availability (as defined below) of $35,000,000. “Excess Availability” means, as of any date of determination, (x) the Revolving Credit Availability, minus (y) the aggregate outstanding amount of all revolving credit loans, swingline loans and letter of credit obligations, minus (z) the aggregate amount of all unpaid post-petition trade payables 30 days or more past due. Such Excess Availability shall be evidenced by a Borrowing Base Certificate in a form to be agreed;

7)  receipt by Agent of a 13-week projected budget, which shall include a weekly cash budget, including information on a line item basis for each week as to (w) projected cash receipts, (x) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees), capital expenditures, asset sales and fees and expenses of Agents and Lenders (including counsel therefor) and any other fees and expenses relating to the DIP Credit Documents), (y) net cash flow, and (z) the Borrowing Base and Excess Availability, to be in form and substance acceptable to the Agent (as updated from time to time by Debtors, so long as such amendments are mutually agreed by the Debtors and the Agent (which agreement by Agent shall be determined in its sole discretion), the “Approved Budget”) (it being understood that the draft Approved Budget provided to PNC on February 28, 2020 is in form and substance acceptable to the Agent);

8)  receipt of an executed payoff letter with respect to the Existing ABL Facility, evidencing termination of the commitments and repayment in full of the Existing ABL Facility on the Closing Date, and termination of all security interests and liens securing the Existing ABL Facility on the Closing Date and any administrative claims with respect thereto;

9)  delivery of evidence of insurance coverage satisfactory to Agent, and within 30 days after the closing date of the DIP Credit Facility, a lender’s loss payee endorsement, naming the Agent as a loss payee or an additional insured, as applicable;

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10)  to the extent requested 10 business days prior to the Closing Date, Agent shall have received at least 3 business days prior to the Closing Date all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, the results of which shall be satisfactory to Agent (it being understood that as of the date hereof Agent has received all such documentation and other information that it requires or believes it will require and that such documentation and other information is satisfactory to Agent);

11)  entry by the Bankruptcy Court of an Interim Order acceptable to Agent (the Agent agrees Blank Rome LLC’s February 28, 2020 draft Interim Order is acceptable to the Agent) (the “Interim Order”) approving the DIP Credit Facility and the Transactions consistent with the terms of this Commitment Letter (including this Term Sheet) and the DIP Credit Documents;

12) all other “first day” orders filed by the Debtors upon the commencement of the Chapter 11 Case shall be reasonably satisfactory in form and substance to the Agent;

13) DIP Borrowers have established with PNC primary depository accounts consistent with the terms of this DIP Credit Facility Memorandum Terms and Conditions;

14)  Agent has received the financial model (including annuals for the immediately following 3 years and monthly statements for the immediately following 12 months), which shall be in form and substance reasonably acceptable to Agent; and

15) The Agent and Lenders shall have received all fees and other amounts due and payable on or prior the Closing Date.

Covenants:	Usual and customary covenants for financings of this type and consistent with the Documentation Principles, including but not limited to maintenance of corporate existence, payment on indebtedness and taxes when due, financial reporting requirements (to include monthly internal and annual audited financial statements of the DIP Borrowers, quarterly financial statements, monthly accounts receivable and accounts payable agings, monthly inventory listings, and Borrowing Base certificates monthly (reverting to weekly during a Cash Dominion Period), rig utilization reports in a format to be determined), delivery of certificate of non-default, limitation on dividends and stock repurchases, restriction and quality standards with respect to investments, limitation on other debt, limitation on other liens or guarantees, no change in nature of business,

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limitations on mergers or acquisitions, no change in fiscal year, no additional subsidiaries, limitation on sale of assets. In connection with any material asset sale, a pro forma Borrowing Base certificate giving effect to such sale shall be delivered to the Agent at least 5 business days prior to the closing of such sale. Exceptions to the above shall include, without limitation, permitted investments to the Columbia Group in an amount not to exceed $5,000,000 in the aggregate.

Financial Covenants:	Financial and performances covenants as follows:

(i) Compliance with Approved Budget—the DIP Borrowers shall not permit (x) actual cash receipts for any cumulative four week period to be less than 80% of budgeted cash receipts for any such cumulative four week period, or (y) the actual disbursement amount for any cumulative four week period to exceed 120% of the budgeted disbursement amount for any such cumulative four week period, in each case, to be tested at the end of the 4th week after the closing date of the DIP Credit Facility and every 4 weeks thereafter.

(ii) Fixed Charge Coverage Ratio of at least 1.0 to 1.0 during a Cash Dominion Period.

(iii)  Capital Expenditures of the DIP Borrowers shall not exceed an amount equal to 125% of the Approved Budget delivered on the Closing Date for such capital expenditures of the DIP Borrowers in any fiscal year, subject to a 50% carryover; provided, that if the DIP Borrowers submit to PNC a revised Approved Budget, and PNC consents to such revised Approved Budget in its sole discretion, the amount of capital expenditures permitted for purpose of this covenant will be reset to 125% of such revised Approved Budget. Notwithstanding the foregoing, if as of the end of any fiscal quarter of the DIP Borrowers, the DIP Borrowers have maintained Liquidity (defined as excess availability under the DIP Credit Facility, plus the lesser of $10,000,000 and the aggregate domestic unrestricted cash balance in the DIP Borrowers’ accounts that are either maintained with the Agent or subject to a control agreement in favor of the Agent) of at least $35,000,000 on each day of such fiscal quarter, the DIP Borrowers shall not be subject to such limitation of capital expenditures during such fiscal quarter.

Pioneer February 28, 2020 Page 11	Privileged and Confidential

Milestones:	The DIP Borrowers shall comply with the following milestones (the “Milestones”):

•  Not later than the Petition Date, the Debtors must file with the Bankruptcy Court a motion seeking approval of the DIP Credit Facility, and all fees, expenses, indemnification, and other obligations contemplated thereunder.

• Within 45 days after the Petition Date, the Bankruptcy Court shall have entered the Final Order.

•  Within 50 days after the Petition Date, entry of an order, in form and substance reasonably satisfactory to the Agent, confirming an Approved Plan (the “Confirmation Order”). “Approved Plan” means a chapter 11 plan for the Credit Parties and, at Pioneer’s option, any other affiliated debtors and debtors in possession, which shall (a) be consistent in all material respects with the form of plan of reorganization provided to the Agent on the date hereof, or (b) otherwise be in form and substance reasonably satisfactory to the Agent (it being understood that any amendment or modification of such plan of reorganization that does not adversely affect the rights of the Lenders shall be deemed to be reasonably satisfactory to the Agent).

• Within 14 days after entry of the Confirmation Order, the Plan Effective Date shall have occurred.

Representations and Warranties:	DIP Borrowers will make such representations and warranties as are usual and customary for financings of this type and consistent with the Documentation Principles.

Events of Default:	Events of Default customary for the proposed transaction and subject to the Documentation Principles, and including without limitation the following (subject to customary grace periods to be agreed consistent with the Documentation Principles):

1)  any non-payment when due of interest and/or principal of any advance, loan or drawing under the DIP Credit Facility or any fee thereunder. Payment defaults to include violation of the Borrowing Base;

2) any breach in any material respect of any representation or warranty when made;

3) any violation in any respect of any affirmative or negative covenant;

Pioneer February 28, 2020 Page 12	Privileged and Confidential

4)  any of the security interest or liens granted to secure the DIP Credit Facility cease to be valid, binding and enforceable first priority security interests (subject to, for the avoidance of doubt, the Carve- Out, the Term Priority Liens with respect to the Term Priority Collateral, and such other agreed exceptions and liens as described in “Priority and Security” above);

5)  any default related to any material (defined by a threshold amount to be agreed) indebtedness (other than any prepetition indebtedness) by the DIP Borrowers which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness;

6) the occurrence of a change of control;

7) the entry of an order dismissing any Case or converting any Case to a case under Chapter 7 of the Bankruptcy Code, either voluntarily or involuntarily;

8) the entry of an order appointing a trustee in the Chapter 11 Case without the consent of the Agent;

9)  the entry of an order granting any claim (other than as set forth in the applicable DIP Order or permitted under the DIP Credit Documents, including the Carve-Out) super-priority administrative expense claim status pari passu with or senior to the DIP Credit Facility, or granting any lien (other than as set forth in the applicable DIP Order or permitted under the DIP Credit Documents, including the Carve-Out and the Term Priority Liens) priority equal or superior to that the liens granted to Agent, for the benefit of Lenders under the DIP Credit Facility;

10) the entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any asset or assets of any Debtor having a value in excess of $500,000;

11)  A final order approving the DIP Credit Facility (the “Final Order”, and together with the Interim Order, the “DIP Orders”) in a form that is substantially consistent with the Interim Order is not entered within 45 days after the Petition Date approving the DIP Credit Facility. As used in this paragraph 11, “final order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such Bankruptcy Court, the operation or effect of which has not been stayed, reversed, vacated or amended;

Pioneer February 28, 2020 Page 13	Privileged and Confidential

12) the entry of an order staying, reversing, vacating or otherwise modifying the DIP Credit Facility, the Interim Order or the Final Order;

13)  the entry of an order appointing an examiner or similar insolvency official or administrator, in each case having enlarged powers (beyond those set forth under Bankruptcy Code §1106(a)(3) and (4)) or any other fiduciary or representative of the estate with decision-making or other management authority;

14) a material portion of the collateral shall be seized, subject to garnishment or taken by any government or regulatory authority;

15)  a proposal by any Debtor for confirmation of a plan of reorganization unless such plan as proposed or confirmed provides for payment in full in cash of all Obligations owing under the DIP Credit Facility on or before the Plan Effective Date;

16)  except as otherwise permitted under the asset sale covenant, any order providing for the sale of any assets of any Debtor shall be entered by the Bankruptcy Court unless (A) upon the consummation of such transaction, the obligations under the DIP Credit Facility are permanently and indefeasibly paid in full, in cash, or (B) Agent has consented to such sale;

17)  any motion by the Debtors to approve bidding procedures for the sale of any assets of any Debtor that constitutes Collateral fails to provide, pursuant to Section 363(k) of the Bankruptcy Code, that the Agent and Lenders shall have the right to credit bid;

18) except as otherwise permitted under the debt covenant, the entry of an order for the obtaining of credit or incurring of debt other than pursuant to the DIP Credit Facility;

19) the filing of any pleading by any Debtor seeking, or otherwise consenting to the occurrence of any of the matters set forth above in paragraphs (10), (12), (13), (16) or (18);

20) any violation of the Milestones;

21) any unstayed judgment (to the extent not paid or covered by insurance pursuant to which the insurer has not denied coverage) is entered against any Debtor in an amount in excess of $2,500,000;

Pioneer February 28, 2020 Page 14	Privileged and Confidential

22) the entry of an order terminating any Debtor’s exclusive right to file a chapter 11 plan or the expiration of any Debtor’s exclusive right to file a chapter 11 plan; or

23)  the making of any payments in respect of prepetition obligations other than (i) as permitted by the DIP Orders, (ii) as permitted by any administrative “first day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agent, or (iii) as otherwise agreed to in writing by the Agent.

Governing Law:	New York – submission by the Credit Parties to New York jurisdiction.

EXHIBIT B

Exit Credit Facility Term Sheet

(See attached)

EXIT CREDIT FACILITY MEMORANDUM OF TERMS AND CONDITIONS

DATED FEBRUARY 28, 2020 FOR

PIONEER ENERGY SERVICES CORP. (“PIONEER”)

Initially capitalized terms used herein without definition shall have the meanings given in the Commitment Letter to which this Exit Credit Facility Memorandum of Terms and Conditions is attached.

Borrower(s):	Pioneer and its existing domestic operating subsidiaries subject to the Chapter 11 Case (as defined below) (collectively, the “Exit Borrowers” or “Debtors”).

Guarantor(s):	Same as under the Existing ABL Facility (as defined below) (collectively, “Guarantors” and together with the Exit Borrowers, each a “Credit Party” and collectively the “Credit Parties”).

Agent:	PNC Bank, National Association (in such capacity, “Agent” or “PNC”).

Lenders:	PNC Bank, National Association and such other financial institutions and other entities that may from time to time become a lender under the definitive documentation for the Exit Credit Facility (the “Exit Loan Agreement”) (in such capacity, collectively, the “Lenders”, and each a “Lender”).

Swingline Lender:	PNC Bank, National Association (in such capacity, “Swingline Lender”)

L/C Issuer(s):	PNC Bank, National Association, and any other Person accepted by Agent from time to time as an issuer of letters of credit (in such capacity, each an “L/C Issuer”)

Purpose:

(i) As part of a confirmed plan of reorganization acceptable to Agent, to provide the funds necessary to refinance and replace the DIP Credit Facility.

(ii) To pay fees and expenses related to the Debtors’ emergence from the Chapter 11 Case and the Transactions.

(iii) To provide on-going financing and working capital to the Exit Borrowers following the exit of the Chapter 11 Case (as defined in the DIP Credit Facility Term Sheet).

Pioneer February 28, 2020 Page 2	Privileged and Confidential

Exit Credit Facility:	A $75,000,000 committed senior secured revolving credit facility pursuant to which the Lenders will make revolving credit loans denominated in Dollars (the “Exit Credit Facility”), subject to the Borrowing Base set forth below, will be made available to the Exit Borrowers, which shall include a subfacility in an amount of $30,000,000 for the issuance of letters of credit denominated in Dollars by the L/C Issuers.

Revolving Credit Availability:

Usage under the Exit Credit Facility (i.e., the aggregate outstanding amount at any time of all revolving credit loans, swingline loans and letter of credit obligations) shall not exceed the lesser of (i) $75,000,000, or (ii) the sum of the following (the “Borrowing Base”) (such lesser amount, the “Revolving Credit Availability”):

(a)   Up to 90% of eligible investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(b)   Up to 85% of eligible non-investment grade accounts aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due (with concentration limits for certain account debtors of 40% for account debtors rated BBB- or higher from S&P or Baa3 or higher from Moody’s and 25% for all other account debtors), plus;

(c) Up to 85% of eligible unbilled accounts (not to remain unbilled more than 30 days), plus;

(d)   Up to the lesser of (i) 70% of the costs of eligible inventory or (ii) 85% of the net orderly liquidation value percentage (based on an appraisal satisfactory to Agent) of eligible inventory, less;

(e) The maximum undrawn face amount of all Letters of Credit, less

(f) Applicable reserves.

Sub Limits:	1) Letters of Credit denominated in Dollars limited to $30,000,000.

2) Eligible Inventory sublimit of $3,750,000.

3) Eligible unbilled accounts receivable limited to $10,000,000.

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All criteria for (a) eligible assets, including without limitation the definitions of eligible accounts and eligible inventory shall be determined by Agent and Exit Borrowers, and (b) advance rates and (c) applicable reserves and sublimits shall be determined by Agent in its Permitted Discretion. “Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured asset- based lender) credit judgment in accordance with customary business practices of the Agent for asset-based lending transactions.

Amortization:	None. Available for borrowing and re-borrowing until the Exit Maturity Date, subject to the Borrowing Base.

Maturity:	The earlier of (x) 90 days from the maturity of (i) the convertible notes issued at exit of the Chapter 11 Case (the “Convertible Notes”) or (ii) the senior secured term loan to be entered into at exit of the Chapter 11 Case (the “Exit Term Loan”) and (y) 5 years from closing date simultaneously with the Debtors’ emergence from the Chapter 11 Case (the “Exit Maturity Date”).

Interest Rates:	Revolving loans under the Exit Credit Facility shall bear interest, at the Exit Borrower’s option, at a per annum rate based on 1, 2, or 3 month fully absorbed PNC LIBOR Rate or the Base Rate plus, in each case, the Exit Applicable Margin (as defined below); all swingline loans under the Exit Credit Facility shall bear interest at the Base Rate plus the Exit Applicable Margin. “Exit Applicable Margin” means, as of any date of determination, the following margin based upon the average excess availability for the most recent fiscal quarter; provided, however, that for the first two fiscal quarters following the closing date simultaneously with the Debtors’ emergence from the Chapter 11 Case, the Exit Applicable Margin would be at no less than Level II:

Level	Average Excess Availability	Exit Applicable Margin for Base Rate Loans	Exit Applicable Margin for LIBOR Rate Loans
I	Greater than or equal to 66.67% of commitment	0.75%	1.75%
II	Less than 66.67% but greater than 33.33% of commitment	1.00%	2.00%
III	Less than or equal to 33.33% of commitment	1.25%	2.25%

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Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears on the first business day of each month for Base Rate borrowings and on the last day of each interest period for LIBOR Rate borrowings.

The “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the Federal Funds Open Rate plus 1⁄2 of 1%, and (iii) the one month LIBOR rate plus 100 basis points (1%).

LIBOR Rate pricing will be subject to customary adjustments for statutory reserves.

Facility Fee:	0.50% per annum on the unused portion of the Exit Credit Facility. This fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable quarterly in arrears.

Interest Rate Protection:	The Exit Borrowers may, at their option, enter into and maintain an interest rate swap agreement (the “Hedge Agreement”), which conforms to ISDA standards, enabling the Exit Borrowers to protect themselves against fluctuations in interest rates with respect to a mutually agreed amount of initial and projected outstanding advances under Exit Credit Facility with a final termination date no later than the Exit Maturity Date. The Exit Borrowers’ obligations under any Hedge Agreement entered into with Agent, a lender, or any of their affiliates in accordance with the preceding sentence will be secured by the Exit Collateral, and benefit from the guarantees of the Guarantors, in each case on a pari passu basis with the Exit Borrowers’ obligations under the Exit Credit Facility.

Letter of Credit Fees:	The Exit Borrowers shall pay Letter of Credit fees at a per annum rate equal to the Exit LIBOR Rate Margin on the aggregate face amount of the Letters of Credit issued under the Exit Credit Facility. In addition, the Exit Borrowers shall pay a Letter of Credit fronting fee of 0.25% per annum to

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PNC as the fronting bank, payable quarterly in arrears.

Default Rate:	2.00% over the applicable rate.

Priority and Security:	The Exit Credit Facility, any Hedge Agreement, and any cash management products and services provided by the Agent or any Lender or any direct or indirect Subsidiary or affiliate of Agent or any Lender will be secured by a (x) first priority perfected security interest in each Credit Party’s working capital assets, whether now existing or hereafter arising, including, all accounts, general intangibles, contract rights, all rights to the payment of money, deposit accounts, instruments, documents, chattel paper and inventory and (y) a second priority perfected security interest in all other assets, whether now existing or hereafter arising of the Credit Parties, in each case, subject to customary exceptions to be agreed (collectively, the “Collateral”).

Collections and Remittances:	All customers of any Credit Party shall be directed to make remittances to a lockbox or blocked account of a Credit Party subject to control agreements in favor of the Agent and (i) maintained with Agent and/or (ii) maintained with any of the bank or financial institutions with which the Credit Parties maintain accounts as of the date hereof. Such Credit Party shall retain dominion over such accounts other than during a Cash Dominion Period. Amounts received in such lockbox or blocked account(s) shall be applied to pay all outstanding obligations under the Exit Credit Facility during a Cash Dominion Period. For the purpose of crediting the Exit Borrowers’ loan account and calculating interest, all items of payment shall be deemed applied by Agent two (2) business days following the business day of Agent’s receipt thereof.

A “Cash Dominion Period” shall mean the period commencing on any date on which either (i) an event of default has occurred and is continuing or (ii) the Exit Borrowers’ excess availability under the Exit Credit Facility at any time is less than the greater of (x) 15% of the Exit Credit Facility commitment and (y) $9,375,000 (each a “Cash Dominion Event”), and continuing until the date on which no Cash Dominion Event has occurred for 45 consecutive days.

Expenses:	All reasonable and documented out-of-pocket expenses incurred by Agent or the Lenders, including, without limitation, reasonable and documented fees and disbursements of outside counsel (provided that Credit Parties shall not be required to reimburse the legal fees and expenses of more than one

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counsel to the Agents and the Lenders (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any reasonably necessary bankruptcy “conflicts counsel(s)”)), accounting, appraisal, audit, search and lien filing, title insurance (if applicable) and other reasonable and documented out-of-pocket costs and expenses in connection with monitoring, administering or enforcing the Exit Credit Documents (as defined below) and the Exit Credit Facility shall be for the account of the Credit Parties and payable on demand.

Documentation Principles:	The Exit Credit Documents shall contain the terms set forth herein, and except to the extent otherwise set forth herein, be based generally on the DIP Credit Facility, and shall be (a) modified to give due regard to (i) changes in law and banking regulations, and (ii) any changes or modifications to correct mistakes or defects, (b) modified to make changes to the representations and warranties, affirmative covenants, and negative covenants as may be acceptable to Agent, the Lenders, and the Credit Parties and (c) modified to reflect customary LIBOR replacement language, AML provisions and other administrative procedures of Agent.

Conditions Precedent:	The occurrence of the closing date of the Exit Credit Facility (the “Closing Date”) will be subject only to the following conditions:

1) no Material Adverse Change (as defined in the DIP Term Sheet), since December 31, 2018;

2)  other than the Chapter 11 Case, or as stayed pursuant to the Chapter 11 Case, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

3)  execution and delivery by the Credit Parties and/or other applicable parties of (i) the Exit Credit Documents in customary form but subject to the Documentation Principles and (ii) a customary intercreditor agreement with respect to the Exit Term Loan providing for the relative lien priorities set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Agent;

4) customary legal opinions;

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5)  all documents and instruments under the Exit Credit Documents required to create and perfect the Agent’s liens in the Exit Collateral shall have been executed and delivered by the applicable Credit Parties and be in proper form for filing in the appropriate jurisdiction; provided, that the provision or perfection of any Exit Collateral that is not or cannot be provided on the Closing Date after the use of commercially reasonable efforts to provide or perfect the Agent’s security interest in such Exit Collateral (other than Exit Collateral of a type that can be perfected by the filing UCC financing statements or the delivery of stock certificates (together with undated powers endorsed in blank) of the Exit Borrowers and their subsidiaries) shall not constitute a condition to the Closing Date but instead shall be delivered on a post-closing basis within a period reasonably agreed by the Credit Parties and the Agent;

6)  after giving effect to all advances to be made at closing and the payment of all fees and expenses relating to the Transactions, the Exit Borrowers will have minimum Excess Availability (as defined below) of $25,000,000. “Excess Availability” means, as of any date of determination, (x) the Revolving Credit Availability, minus (y) the aggregate outstanding amount of all revolving credit loans, swingline loans and letter of credit obligations, minus (z) the aggregate amount of all unpaid post-petition trade payables 30 days or more past due. Such Excess Availability shall be evidenced by a Borrowing Base Certificate in a form to be agreed;

7) receipt of the documents evidencing the Convertible Notes and Exit Term Loan, each in form and substance reasonably satisfactory to Agent;

8)  The Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Agent, confirming the Approved Plan including approval of the Exit Credit Facility (the “Confirmation Order”) and the Confirmation Order shall not have been reversed, vacated, stayed, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Agent or the Lenders and authorizing Pioneer and its restricted subsidiaries to execute, deliver and perform under the Exit Credit Documents. “Approved Plan” means a chapter 11 plan for the Credit Parties (as defined below) and, at Pioneer’s option, any other affiliated debtors and debtors in possession, which shall (a) be consistent in all material respects with the form of plan of reorganization provided to the Agent on the date hereof, or (b) otherwise be in form and substance reasonably satisfactory to the Agent (as defined below), including releases in favor of PNC Bank,

Pioneer February 28, 2020 Page 8	Privileged and Confidential

N.A., as the lender and agent under the DIP Credit Facility (it being understood that any amendment or modification of such plan of reorganization provided to the Agent on the date hereof that does not adversely affect the rights of the Lenders shall be deemed to be reasonably satisfactory to the Agent).

9) Exit Borrowers have established with PNC primary depository accounts consistent with the terms of this Exit Credit Facility Memorandum Terms and Conditions;

10) The Agent and Lenders shall have received all fees and other amounts due and payable on or prior the Closing Date; and

11) The satisfaction of all conditions precedent to the “effective date” of the Approved Plan, unless otherwise waived in writing by the Agent.

Covenants:	Usual and customary covenants for financings of this type and consistent with the Documentation Principles, including but not limited to maintenance of corporate existence, payment on indebtedness and taxes when due, financial reporting requirements (to include monthly internal and annual audited financial statements of the Exit Borrowers, quarterly financial statements, monthly accounts receivable and accounts payable agings, monthly inventory listings, and Borrowing Base certificates monthly (reverting to weekly during a Cash Dominion Period), rig utilization reports in a format to be determined), delivery of certificate of non-default, limitation on dividends and stock repurchases, restriction and quality standards with respect to investments, limitation on other debt, limitation on other liens or guarantees, no change in nature of business, limitations on mergers or acquisitions, no change in fiscal year, no additional subsidiaries, limitation on sale of assets.

Financial Covenants:	Financial and performances covenants as follows:

(a) Fixed Charge Coverage Ratio of at least 1.0 to 1.0 during a Cash Dominion Period.

(b)   Capital Expenditures of Exit Borrowers shall not exceed an amount equal to 125% of the Approved Budget delivered on the Closing Date for such capital expenditures of Exit Borrowers in any fiscal year, subject to a 50% carryover; provided, that if Exit Borrowers submit to PNC a revised Approved Budget, and PNC consents to such revised Approved Budget in its sole discretion, the amount of capital expenditures permitted for purpose of this covenant will be reset to 125% of such revised Approved

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       Budget. Notwithstanding the foregoing, if as of the end of any fiscal quarter of Exit Borrowers, Exit Borrowers have maintained Liquidity (defined as excess availability under the Exit Credit Facility, plus the lesser of $10,000,000 or the aggregate domestic unrestricted cash balance in the Exit Borrowers’ domestic accounts that are either maintained with the Agent or subject to a control agreement in favor of the Agent) of at least $35,000,000 on each day of such fiscal quarter, the Exit Borrowers shall not be subject to such limitation of capital expenditures for such fiscal quarter.

Representations and Warranties:	Exit Borrowers will make such representations and warranties as are usual and customary for financings of this type and consistent with the Documentation Principles.

Events of Default:	Events of Default customary for the proposed transaction and subject to the Documentation Principles, and including without limitation the following (subject to customary grace periods to be agreed consistent with the Documentation Principles):

1)  any non-payment when due of interest and/or principal of any advance, loan or drawing under the Exit Credit Facility, as applicable, or any fee thereunder. Payment defaults to include violation of the Borrowing Base;

2) any breach in any material respect of any representation or warranty when made;

3) any violation in any respect of any affirmative or negative covenant;

4) any of the security interest or liens granted to secure the Exit Credit Facility, as applicable, cease to be valid, binding and enforceable first priority security interests;

5)  any default related to any indebtedness (other than any prepetition indebtedness) in excess of $15,000,000 by the Exit Borrowers which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness;

6) the occurrence of a change of control; or

7) a material portion of the collateral shall be seized, subject to garnishment or taken by any government or regulatory authority.

Governing Law:	New York – submission by the Credit Parties to New York jurisdiction.

EXHIBIT C

New Secured Bonds Term Sheet

PIONEER ENERGY SERVICES CORP.

NEW SECURED BONDS TERM SHEET

This term sheet (this “Term Sheet”) describes the material new secured bonds provisions in connection with restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties.

This Term Sheet is intended merely as an outline and does not include descriptions of all of the terms, conditions, or other provisions of the proposed financing and related agreements. This term sheet should not be construed in any way as an extension of credit or an agreement to provide or arrange financing or a refinancing or extension of the Existing Term Loan Agreement (as defined below). This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. This Term Sheet is also subject also to financial due diligence, including analysis of updated financial projections.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement or the Existing Term Loan Agreement.

Topic	Proposal
Existing Term Loan:	Term Loan Agreement, dated as of November 8, 2017 (the “Existing Term Loan Agreement”), by and among Pioneer Energy Services Corp., as Borrower, Wilmington Trust, National Association, as Administrative Agent, and the Lenders party thereto from time to time.

Issuer / Guarantors:	Pioneer Energy Services Corp., as issuer, and the guarantors under the Existing Term Loan Agreement.

New Secured Bonds:	$78,125,000 senior secured bonds (the “New Secured Bonds”; the bondholders thereunder, the “New Secured Bondholders”).

Upfront Fee/OID:	4.00%

Maturity:	The New Secured Bonds will mature on the earlier of (a) five years from Closing; provided, that if the date that is five years from Closing is not a business day, the New Secured Bonds shall mature on the first business day prior to such date. and (b) the date on the bonds become due and payable, whether by voluntary or mandatory acceleration or otherwise.

Interest Rate:	L + 9.50%, plus a 100 bps step up if outstanding in year five. LIBOR Floor: 1.50%

Call Protection:	No call for 12 months, then ratable step down from 104 to par.

Merger Event:	The New Secured Bonds will be callable at a price of 103, but at no time more than would be possible at the then applicable call protection.

Reporting Requirements and Affirmative Covenants:	Customary for similar secured bonds, with any modifications to be agreed.

Mandatory Prepayments:	Customary for similar secured bonds, with any modifications to be agreed.

Negative Covenants:	Customary for similar secured bonds, including restrictions on debt incurrence, liens and restricted payments.

Financial Covenants:	To be agreed.

Guarantees and Collateral Generally:	Substantially the same as the Existing Term Loan Agreement; provided that, for the avoidance of doubt, such guarantees and collateral shall reflect and assets pledged shall include second liens on any assets securing the Exit ABL Facility on a first lien basis.

EXHIBIT D

Backstop Commitment Agreement

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

PIONEER ENERGY SERVICES CORP.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of February 28, 2020

i

INDEX OF DEFINED TERMS

Term	Section
Affiliate	3
Affiliate Agreement	5(q)
Agreement	Preamble
Antitrust Laws	7(g)
Backstop Cap	Recitals
Backstop Commitment	2(a)(i)
Backstop Commitment Percentage	Recitals
Backstop Commitment Premium	Recitals
Backstop Party	Preamble
Backstop Securities	1(g)(iii)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
BCA Approval Order	14(c)(xvi)
Business Day	1(d)
Chapter 11 Cases	Recitals
Commitment Party	Preamble
Commitment Party Securities	6(d)
Commitments	2(a)(ii)
Company	Preamble
Company Disclosure Letter	5
Confirmation Order	Recitals
Control	3
Davis Polk	2(e)
Debtors	Recitals
Defaulting Commitment Party	4
Eligible Claims	1(a)
Eligible Equity Holder	1(a)
Eligible Equity Holder Initial Principal Amount	Recitals
Eligible Holder	1(a)
Eligible Noteholder	1(a)
Eligible Noteholder Initial Principal Amount	Recitals
Environmental Law	5(n)
Subscription Agent Account	2(c)
Financial Statements	5(i)
Funding Amount	1(g)(iii)
Funding Notice	1(g)
GAAP	5(f)
Governmental Entity	5(l)
Hazardous Materials	5(n)
HSR Act	7(g)
Indemnified Claim	15(b)
Indemnifying Parties	15(a)
Indemnified Person	15(a)
Indenture	Recitals

ii

Term	Section
Intellectual Property Rights	5(p)(i)
Issuer	Recitals
Legend	7(e)
Losses	15(a)
Management Commitment Party	Preamble
Management Commitment Percentage	14(e)
Management Commitment Premium	Recitals
Management Commitment Securities	Recitals
Management Funding Amount	2(c)
Management Funding Deadline	2(c)
Management Funding Notice	2(c)
Material Adverse Effect	5(f)
Material Contract	5(y)
Notes Claim	Recitals
Outside Date	14(a)(ii)
Parties	Preamble
Party	Preamble
Person	5(l)
Permitted Transferee	3
Petition Date	Recitals
Plan	Recitals
Plan Effective Date	Recitals
Reference Date	5(h)(ii)
Related Fund	3
Required Commitment Parties	Recitals
Rights Exercise Period	Recitals
Rights Offering Procedures	1
Rights Offering Subscription Form	1(d)(1)
Rights Offering Securities	Recitals
RSA	Recitals
Securities Act	6(d)
Special Voting Stock	Recitals
Subscription Agent	1(d)(1)
Subscription Commencement Date	Recitals
Subscription Instruction Deadline	1(d)
Subscription Rights	1(a)
Taxes	5(u)(v)
Termination Date	14(d)
Transaction Expenses	2(e)
Unsubscribed Securities	Recitals

iii

BACKSTOP COMMITMENT AGREEMENT

This BACKSTOP COMMITMENT AGREEMENT (including exhibits and schedules attached hereto and incorporated herein, this “Agreement”), dated as of February 28, 2020 is made by and among Pioneer Energy Services Corp., a Texas corporation (the “Company”) and the ultimate parent of each of the other Debtors (as defined below), on behalf of itself and the other Debtors, on the one hand, and the Management Commitment Parties set forth on Schedule 1 (each, a “Management Commitment Party”) and the Backstop Parties set forth on Schedule 2 hereto (each, a “Backstop Party” and, collectively with the Management Commitment Parties, the “Commitment Parties”), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Debtors, the Commitment Parties and certain of the Debtors’ other creditors and interest holders have entered into a Restructuring Support Agreement, dated as of February 28, 2020 (such agreement, as may be amended, restated, supplemented or otherwise modified from time to time, including all the exhibits thereto, the “RSA”), which provides for the restructuring of the Company’s capital structure and financial obligations pursuant to a “prepackaged” plan of reorganization (as it may be amended, modified or supplemented from time to time as provided in the RSA, the “Plan”). The Company and certain of its subsidiaries as set forth on Schedule 3 (collectively, the “Debtors”) will file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”) and will seek confirmation of the Plan;

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan, and the other conditions specified in Section 11 and Section 12 hereof, prior to or on the effective date of the Plan (the “Plan Effective Date”), Company, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date (the “Issuer”) will offer and sell, pursuant to this Agreement and the other Rights Offering Documents (as defined in the RSA), (x) $125,000,000 aggregate principal amount (for the avoidance of doubt, excluding $9,584,000 aggregate principal amount of Convertible Bonds issued as the Backstop Commitment Premium and the Management Commitment Premium (each as defined below)) of the Convertible Bonds (as defined in Exhibit A to the Term Sheet (as defined in the RSA)) to be issued pursuant to the New Convertible Bond Indenture (as defined in the RSA), and (y) 9,375,000 shares of special voting stock (the “Special Voting Stock”) (for the avoidance of doubt, excluding 718,800 shares of Special Voting Stock issued in connection with the Backstop Commitment Premium and the Management Commitment Premium), which shall be stapled to the Convertible Bonds such that at all times each holder of Convertible Bonds shall also hold 75 shares of Special Voting Stock per $1,000 principal amount of Convertible Bonds;

WHEREAS, (1) $1,795,000 aggregate principal amount of Convertible Bonds and 134,625 shares of Special Voting Stock (collectively, the “Management Commitment Securities”) will be sold to the Management Commitment Parties pursuant to this Agreement in accordance with their respective commitments set forth on Schedule 1, and (2) $123,205,000 aggregate principal amount of Convertible Bonds and 9,240,375 shares of Special Voting Stock (collectively, the “Rights Offering Securities”) will be offered pro rata to (A) all holders of claims under the Indenture, dated March 18, 2014 (as may be amended, supplemented, or otherwise modified from time to time, the “Indenture”, and each claim under such agreement, a “Notes Claim”), and may be subscribed for by all Eligible Noteholders (as defined below) of Eligible Claims (as defined below) for an aggregate purchase price of $116,121,000 (the “Eligible Noteholder Initial Principal Amount”) in cash and (B) all holders of Existing Equity Interests (as defined in the Term Sheet) of the Company, and may be subscribed for by all Eligible Equity Holders (as defined below) for an aggregate purchase price of $7,084,000 (the “Eligible Equity Holder Initial Principal Amount”) in cash, in each case of (A) and (B), during the period (the “Rights Exercise Period”) beginning on the date the Rights Offering (as defined in the Term Sheet) is commenced (the “Subscription Commencement Date”) and ending on the Subscription Instruction Deadline (as defined below) pursuant to the Rights Offering;

WHEREAS, in order to facilitate the Plan and the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (A) the Management Commitment Parties, severally and not jointly, have agreed to purchase from the Issuer, on the Plan Effective Date, the Management Commitment Securities for a purchase price of $1,795,000 and (B) each Backstop Party, severally and not jointly, has agreed to purchase from the Issuer, on the Plan Effective Date, (i) all Rights Offering Securities allocated to such Backstop Party based on its ownership of Eligible Claims (as defined below), subject to the Backstop Cap (as defined below), and (ii) such Backstop Party’s percentage (its “Backstop Commitment Percentage”), as set forth on Schedule 2 opposite such Backstop Party’s name, of a number of the Rights Offering Securities (the “Unsubscribed Securities”) equal to (a) the difference between $123,205,000 and the aggregate cash consideration to be paid for Rights Offering Securities duly purchased in the Rights Offering in accordance with the Rights Offering Documents (other than any such Rights Offering Securities purchased by any Backstop Parties in the Rights Offering), divided by (b) $1,000; provided, that in no event shall a Backstop Party be required to purchase Rights Offering Securities (whether exercised in the Rights Offering or any Unsubscribed Securities purchased pursuant to this Agreement) in an amount in excess of such Backstop Party’s Backstop Commitment Percentage multiplied by $118,013,000 (such Backstop Party’s “Backstop Cap”) pursuant to this Agreement;

WHEREAS, as consideration for their respective Commitments (as defined below), the Backstop Parties will receive, upon the earlier of the Plan Effective Date and three (3) Business Days after the termination of this Agreement under the circumstances set forth in Section 14(e), a nonrefundable commitment premium of $9,440,000 (the “Backstop Commitment Premium”), payable (i) in $9,440,000 principal amount of Convertible Bonds issued at par and 708,000 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier

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termination of this Agreement under the circumstances set forth in Section 14(e); and the Management Commitment Parties will receive, upon the earlier of the Plan Effective Date and three (3) Business Days after the termination of this Agreement under the circumstances set forth in Section 14(e), a nonrefundable commitment premium of $144,000 (the “Management Commitment Premium”), payable (i) in $144,000 principal amount of Convertible Bonds issued at par and 10,800 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances set forth in Section 14(e); and

WHEREAS, for purposes of this Agreement, “Required Commitment Parties” shall mean those Commitment Parties whose allocated amount of the Backstop Cap and Management Commitments (as defined below) collectively is more than 66.67% of the sum of the aggregate Backstop Cap and aggregate Management Commitments held by all of the Commitment Parties (excluding any Defaulting Commitment Parties (as defined below)).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Commitment Parties agree as follows:

Section 1. THE RIGHTS OFFERING. The Rights Offering will be conducted in accordance with the Rights Offering procedures to be consistent with the provisions of this Agreement or otherwise acceptable to the Required Commitment Parties and the Company (the “Rights Offering Procedures”) and as follows:

(a) Pursuant to the RSA and the Plan, each holder of a Notes Claim that is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act (as defined below) or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and makes certain other customary representations and warranties (each such holder, an “Eligible Noteholder”) during the Rights Exercise Period will receive the rights (the “Subscription Rights”) with respect to the Notes Claims held by such Eligible Holder as of such time (such claims being “Eligible Claims”) to subscribe for its pro rata share (measured as the amount of Eligible Claims held by such Eligible Noteholder (for the avoidance of doubt, after taking into account transfers of such Eligible Claims after the Subscription Commencement Date) as compared to the aggregate amount of Notes Claims held by all holders of Notes Claims) of the Eligible Noteholder Initial Principal Amount of Rights Offering Securities. Pursuant to the RSA and the Plan, each holder of Existing Equity Interests (as defined in the Term Sheet) that is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and makes certain other customary representations and warranties (each such holder, an “Eligible Equity Holder”, and together with an Eligible Noteholder, “Eligible Holders”) during the Rights Exercise Period will receive Subscription Rights to subscribe for its pro rata share (measured as the number of shares represented by the Existing Equity Interests held by such Eligible Equity Holder (for the avoidance of doubt, after taking into account transfers of such Existing Equity Interests after the Subscription Commencement Date) as compared to the aggregate number of shares represented by the Existing Equity Interests held by all holders of Existing Equity Interests) of the Eligible Equity Holder Initial Principal Amount of Rights Offering Securities.

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(b) Subject to the terms and conditions of this Agreement, the Company hereby undertakes to cause the Issuer to offer Rights Offering Securities for subscription by Eligible Holders of Eligible Claims pursuant to the RSA and the Plan as set forth in this Agreement.

(c) The Company will cause the Issuer to issue Subscription Rights to purchase the Rights Offering Securities. Each Eligible Noteholder holding Eligible Claims during the Rights Exercise Period will receive a Subscription Right to subscribe for its pro rata share of the Eligible Noteholder Initial Principal Amount of Rights Offering Securities. Each Eligible Equity Holder holding Existing Equity Interests during the Rights Exercise Period will receive a Subscription Right to subscribe for its pro rata share of the Eligible Equity Holder Initial Principal Amount of Rights Offering Securities.

(d) (1) Following the Petition Date, the Company will provide, or cause to be provided, to each Eligible Holder of Eligible Claims or Existing Equity Interests a subscription form (the “Rights Offering Subscription Form”), whereby each Eligible Holder of Eligible Claims or Existing Equity Interests may exercise its Subscription Rights in whole or in part, provided that such Eligible Holder of Eligible Claims or Existing Equity Interests (i) timely and properly executes and delivers its Rights Offering Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and for transferees only, a transfer notice included as an exhibit to the Rights Offering Subscription Form, to the subscription agent for the Rights Offering selected by the Company (the “Subscription Agent”) in advance of the Subscription Instruction Deadline and (ii) delivers the securities underlying its Eligible Claims or Existing Equity Interests through The Depository Trust Company Automated Tender Offer Program in advance of the Subscription Instruction Deadline and (A) if such Eligible Holder is not a Backstop Party, the aggregate purchase price of the Rights Offering Securities elected to be purchased by the Eligible Holder of Eligible Claims shall be paid in accordance with the Rights Offering Procedures or (B) if such Eligible Holder is a Backstop Party, such Backstop Party pays the aggregate purchase price of its Rights Offering Securities in accordance with Section 1(g).

(2) In advance of the Subscription Instruction Deadline, each Backstop Party shall timely and properly exercise its rights to purchase its allocated portion of the Rights Offering Securities (subject to its Backstop Cap), pursuant to the procedures set forth in the preceding clause (1) and the Rights Offering Procedures, subject to payment in accordance with Section 1(g). For the avoidance of doubt, each Backstop Party shall fully exercise all Subscription Rights allotted to it for the purchase of the Rights Offering Securities, subject to its Backstop Cap.

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(3) For purposes of this Agreement, the “Subscription Instruction Deadline” means 5:00 p.m. New York City time on such date that is specified in the Rights Offering Procedures or such other date as the Company, subject to the approval of the Required Commitment Parties, may specify in a notice provided to the Eligible Holders of Eligible Claims before 9:00 a.m. New York City time on the Business Day before the then-effective Subscription Instruction Deadline. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close.

(e) The Company will cause the Issuer to issue the Rights Offering Securities to the Eligible Holders of Eligible Claims or Existing Equity Interests with respect to which Subscription Rights were validly exercised by such Eligible Holders of Eligible Claims or Existing Equity Interests upon the Plan Effective Date. The portion of Rights Offering Securities issued to an Eligible Holder who elects to acquire such Rights Offering Securities shall be rounded down to the nearest security.

(f) If the Subscription Agent for any reason does not receive from an Eligible Holder of Eligible Claims or Existing Equity Interests each of (i) a timely and duly completed Rights Offering Subscription Form, (ii) timely tender of the securities underlying its Eligible Claims or Existing Equity Interests and (iii) timely payment for the Rights Offering Securities being purchased by such Eligible Holder of Eligible Claims or Existing Equity Interests, the Rights Offering Procedures shall provide that, unless otherwise approved by the Company and the Required Commitment Parties, such Eligible Holder of Eligible Claims or Existing Equity Interests shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(g) No later than five (5) Business Days following the Subscription Instruction Deadline, the Company hereby agrees and undertakes to deliver to each Backstop Party by email delivery a written notice (the “Funding Notice”) of (i) the number of Rights Offering Securities that such Backstop Party has subscribed to purchase pursuant to such Backstop Party’s Rights Offering Subscription Form, if any, and the aggregate purchase price therefor; (ii) the aggregate number of Unsubscribed Securities, if any, and the aggregate purchase price; (iii) the number of Unsubscribed Securities to be issued and sold by the Issuer to such Backstop Party (based upon each Backstop Party’s Backstop Commitment Percentage) and the aggregate purchase price therefor (together with the amounts referenced in (i), such Backstop Party’s “Funding Amount”, and such number of Unsubscribed Securities, the “Backstop Securities”); (iv) wire instructions for a segregated bank account of the Subscription Agent to which such Backstop Party shall deliver an amount equal to its Funding Amount; and (v) the estimated deadline for delivery of the Funding Amount, which shall be the Plan Effective Date for each Backstop Party (the “Backstop Funding Deadline”). No later than the Backstop Funding Deadline, each Backstop Party shall deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars to the segregated bank account of the Subscription Agent designated by the Subscription Agent in the Funding Notice, or make other arrangements that are acceptable to the applicable Backstop Party and the Company. If this Agreement is terminated pursuant to Section 14 after such delivery, such funds shall be released, without any interest accrued thereon, promptly following such termination.

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Section 2. THE COMMITMENTS.

(a) On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 11, each of the Commitment Parties, severally and not jointly, agrees to:

(i) in the case of each Backstop Party, subscribe for, in accordance with Section 1(d), and purchase, in accordance with Section 1(g), the Rights Offering Securities and Backstop Securities allocated to such Backstop Party (the “Backstop Commitments”); and

(ii) in the case of each Management Commitment Party, purchase, in accordance with Section 2(c), at the aggregate purchase price therefor, the Management Commitment Securities allocated to such Management Commitment Party (the “Management Commitments”, and together with the Backstop Commitments, the “Commitments”).

(b) Each Backstop Party’s Backstop Commitment Percentage and Backstop Cap are set forth on Schedule 2 opposite such Backstop Party’s name.

(c) No later than five (5) Business Days following the Subscription Instruction Deadline, the Company hereby agrees and undertakes to deliver to each Management Commitment Party by email delivery a written notice (the “Management Funding Notice”) of (i) the aggregate principal amount of Management Commitment Securities to be issued and sold by the Issuer to such Management Commitment Party, as set forth on Schedule 1 opposite such Management Commitment Party’s name), and the aggregate purchase price therefor (such Management Commitment Party’s “Management Funding Amount”); (ii) wire instructions for a segregated bank account of the Subscription Agent designated by the Subscription Agent (the “Subscription Agent Account”) in the Management Funding Notice to which such Management Commitment Party shall deliver an amount equal to its Management Funding Amount; and (iii) the estimated deadline for delivery of the Management Funding Amount, which shall be no earlier than five (5) Business Days prior to, and no later than, three (3) Business Days before the expected Plan Effective Date (the “Management Funding Deadline”). The Company shall cause an additional notice of the Management Funding Deadline to be provided after the Confirmation Order has been entered by the Bankruptcy Court; provided that the Management Funding Deadline shall be a minimum of five (5) Business Days after date of such notice. Each Management Commitment Party shall deliver and pay its applicable Management Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Subscription Agent Account. If this Agreement is terminated pursuant to Section 14 after such delivery, such funds shall be released, without any interest accrued thereon, promptly following such termination.

(d) On the basis of the representations and warranties herein contained, as consideration for the Commitments, and the other undertakings of the Commitment Parties herein, the Company will cause the Issuer to pay, on the Plan Effective Date, to (i) the Backstop Parties, in the aggregate, the Backstop Commitment Premium and (ii) the

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Management Commitment Parties, the Management Commitment Premium; which shall be deemed fully earned by the Backstop Parties or the Management Commitment Parties, as applicable, upon execution of this Agreement. The Backstop Commitment Premium shall be payable (i) in $9,440,000 principal amount of Convertible Bonds issued at par and 708,000 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances provided in Section 14(e), and allocated pro rata based on such Backstop Party’s Backstop Commitment Percentage. The Management Commitment Premium shall be payable (i) in $144,000 principal amount of Convertible Bonds issued at par and 10,800 shares of Special Voting Stock, in the case of such payment on the Plan Effective Date, or (ii) in cash, in the case of an earlier termination of this Agreement under the circumstances provided in Section 14(e), and allocated as set forth on Schedule 1.

(e) Subject to the entry of the Confirmation Order, which order shall approve this Section 2(e), on the Plan Effective Date, the Company or the Issuer, as applicable, will reimburse or pay, as the case may be, the reasonable and documented out-of-pocket expenses incurred by the Backstop Parties, whether prior to or after the date hereof (the “Transaction Expenses”), and including, but not limited to, all reasonable and documented out-of-pocket fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), Haynes and Boone LLP, Houlihan Lokey, Inc., as counsel, local counsel, and financial advisor, respectively, to the Backstop Parties, in connection with the transactions and agreements contemplated hereby, in each case in accordance with the terms of their applicable engagement letters and/or fee letters with the Company.

(f) On the Plan Effective Date, the Commitment Parties will purchase, and the Issuer will sell, only such amount of Rights Offering Securities and Unsubscribed Securities or Management Commitment Securities, as applicable, as is listed in the Funding Notice or Management Funding Notice, without prejudice to the rights of the Issuer or the Commitment Parties to seek later an upward or downward adjustment if the amount of Rights Offering Securities and Unsubscribed Securities or Management Commitment Securities in such Funding Notice or Management Funding Notice is inaccurate or there is a Defaulting Commitment Party.

(g) Delivery of the Rights Offering Securities and Unsubscribed Securities will be made by the Issuer to the respective Backstop Parties on the Plan Effective Date upon the receipt by the Subscription Agent of the Funding Amount of each Backstop Party, upon which time such funds shall be delivered to the Issuer by wire transfer of immediately available funds to the account specified by the Issuer to the Commitment Parties at least twenty four (24) hours in advance.

(h) Delivery of the Management Commitment Securities will be made by the Issuer to the respective Management Commitment Parties on the Plan Effective Date upon the release of the Management Funding Amount of each Management Commitment Party by the Subscription Agent, upon which time such funds shall be delivered to the Issuer by wire transfer of immediately available funds to the account specified by the Issuer to the Commitment Parties at least twenty four (24) hours in advance

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(i) Delivery of the Convertible Bonds and Special Voting Stock in satisfaction of (i) the Backstop Commitment Premium will be made by the Issuer to the respective Backstop Parties; and (ii) the Management Commitment Premium will be made by the Issuer to the respective Management Commitment Parties, in each case on the Plan Effective Date.

Section 3. TRANSFER OF COMMITMENT. Each Commitment Party’s Commitment shall be non-transferable without the consent of the Company and the Required Commitment Parties. Notwithstanding the foregoing, a Backstop Party may assign its Commitment to (1) any other Backstop Party or (ii) any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Backstop Party or an Affiliate of such investment manager, advisor or subadvisor (each, a “Related Fund”, and together with (1), “Permitted Transferees”), in which case such Permitted Transferee shall agree in writing to be bound by the obligations of such transferring Backstop Party under this Agreement and the RSA and shall, as a condition of such transfer, provide the Company and the non-transferring Backstop Parties with evidence reasonably satisfactory to them that such transferee is reasonably capable of fulfilling such obligations. For purposes of this Agreement, (i) “Affiliate” shall mean with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls (as defined below), is Controlled by or is under common Control with such specified Person and (ii) “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled” and “under common Control with” shall have correlative meanings.

Section 4. COMMITMENT PARTY DEFAULT. Any Backstop Party or Management Commitment Party that fails to timely fund its Commitment or, in the case of a Backstop Party, fully exercise all Subscription Rights held by it in the Rights Offering, (a “Defaulting Commitment Party”) will be liable for its breach and the Company and the Commitment Parties may enforce all of their respective rights and remedies hereunder and under applicable law, including the right to seek money damages (including setoff of any Plan recovery) and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party. Each of the non-defaulting Backstop Parties shall have the right, but not the obligation, to assume its pro rata share of such Defaulting Commitment Party’s Commitment based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-defaulting Backstop Parties assuming such Defaulting Commitment Party’s Commitment. If a Defaulting Commitment Party does not cure its failure to fund its Commitment within two (2) days after receiving notice of such failure from the Company, such Commitment Party shall not be entitled to any portion of the Backstop Commitment Premium or Management Commitment Premium, as applicable.

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Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to the Backstop Parties on the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to the Backstop Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof.

(a) Organization and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, in each case except, in the case of the Company’s subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing in each non-Texas jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority.

(i) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated herein or in the Plan and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations hereunder, including to cause the Issuer to issue the Subscription Rights and the Rights Offering Securities. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and any other agreements contemplated herein or in the Plan, and following the entry of the Confirmation Order will have taken all necessary corporate action required for the issuance of the Subscription Rights and the Rights Offering Securities.

(ii) The Company has the requisite corporate power and authority to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and consummation of the Plan, to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Plan.

(c) Execution and Delivery; Enforceability.

(i) This Agreement and the other applicable Definitive Documents (as defined in the RSA) have been and will be duly and validly executed and delivered by the Company, and, subject to entry of the Confirmation Order and consummation of the Plan, constitute or will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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(ii) Upon entry of the Confirmation Order and consummation of the Plan, the Plan will constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(d) Authorized Capital. Upon the Plan Effective Date, the authorized capital of the Issuer shall be consistent with the terms of the Plan and Disclosure Statement (as defined below), and the issued and outstanding Rights Offering Securities of the Issuer shall be consistent with the terms of the Plan and Disclosure Statement.

(e) Issuance. The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance of the Rights Offering Securities, including the Convertible Bonds subscribed for by the Backstop Parties in the Rights Offering, the Management Commitment Securities, the Unsubscribed Securities and the securities issued pursuant to the Backstop Commitment Premium and the Management Commitment Premium, will have been duly and validly authorized and, when the Rights Offering Securities are issued and delivered against payment therefor in the Rights Offering or to the Backstop Parties hereunder, will be duly and validly issued and outstanding, fully paid, non-assessable and free and clear of all Taxes (as defined below), Liens (as defined below), preemptive rights, rights of first refusal, subscription and similar rights, except as set forth herein.

(f) No Conflict. The distribution of the Subscription Rights, and, subject to entry of the Confirmation Order and consummation of the Plan, the sale, issuance and delivery of the Rights Offering Securities upon exercise of the Subscription Rights, the consummation of the Rights Offering by the Issuer, the sale, issuance and delivery of the Unsubscribed Securities pursuant to the terms hereof, and the execution and delivery (or, with respect to the Plan, the filing with the Bankruptcy Court) by the Company of this Agreement and the Plan and compliance by it with all of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any Lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets is subject; (ii) will not result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; and (iii) assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, except in any such case described in clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, and/or material adverse

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developments that would reasonably be expected to result in a material adverse effect with respect to: (i) the business, operations, properties, assets, prospects or financial condition of the Company and its subsidiaries, in each case, taken as a whole; or (ii) the ability of the Company or any of its subsidiaries, in each case taken as a whole, to perform their obligations under this Agreement, the Plan and the RSA; provided, that, for the purposes of clause (i), none of the following, either alone or in combination, will constitute a Material Adverse Effect: (A) any changes in applicable Laws (as defined in the RSA) or United States generally accepted accounting principles (“GAAP”); (B) any change resulting from the filing or pendency of or emergence from the Chapter 11 Cases, actions taken in connection with the Chapter 11 Cases, or from any action approved by the Bankruptcy Court; (C) any change resulting from the public announcement of the Chapter 11 Cases or the entry into this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; (D) any change resulting from the taking of any action taken by the Company and its subsidiaries after the date hereof with the prior consent of the Required Commitment Parties; (E) any effects or changes arising from or related to the breach of this Agreement by any Backstop Parties; or (F) any fact, event, change, effect, development, circumstance, or occurrence publicly disclosed by the Company in any filing with the SEC prior to the date hereof.

(g) Consents and Approvals. Assuming the accuracy of the Backstop Parties’ representations and warranties in Section 6, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties is required for the distribution of the Subscription Rights, the sale, issuance and delivery of the Rights Offering Securities upon exercise of the Subscription Rights, the issuance, sale and delivery of Unsubscribed Securities to the Backstop Parties and Management Commitment Securities to the Management Commitment Parties hereunder, the consummation of the Rights Offering by the Issuer and the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by them with all of the provisions hereof and thereof (including payment of the Backstop Commitment Premium and the Management Commitment Premium and Transaction Expenses of the Backstop Parties as required in Section 2(e) herein) and the consummation of the transactions contemplated hereby and thereby, except (i) the entry of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act (as defined below) and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws (as defined below) in connection with the transactions contemplated by this Agreement, (iii) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “blue sky” Laws in connection with the offer and sale of the Rights Offering Securities, Unsubscribed Securities, the Backstop Commitment Premium and the Management Commitment Premium and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(h) No Undisclosed Material Liabilities. There are no debts, liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than (i) liabilities or obligations disclosed and provided for in the Financial Statements (as defined below) and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet presented in the Financial Statements (as defined below) (the “Reference Date”).

(i) Financial Statements. The audited consolidated balance sheets of the Company as at December 31, 2018 and the related consolidated statements of operations and of cash flows for the fiscal year then ended, accompanied by a report thereon by KPMG LLP, in each case included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and the unaudited consolidated balance sheets of the Company as at September 30, 2019 and the related consolidated statements of operations and of cash flows for the fiscal quarter then ended, in each case included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (collectively, the “Financial Statements”), present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified. The Financial Statements have been prepared in conformity with GAAP throughout the periods covered thereby.

(j) No Violation. The Company and each of its subsidiaries are not, except as a result of the Chapter 11 Cases, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k) Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, and other than as set forth in Section 5(k) of the Company Disclosure Letter, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened, in each case, to which the Company and its subsidiaries is or may be a party or to which any property of the Company and its subsidiaries is or may be the subject that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. For the purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge after reasonable inquiry of the chief executive officer, chief financial officer, or general counsel of the Company.

(l) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any other individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization (each a “Person”) (other than this Agreement) that would give rise to a valid claim against it or

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the Commitment Parties for a brokerage commission, finder’s fee or like payment (in the case of the Company, excluding, for the avoidance of doubt, any success or financing fee) in connection with the transactions contemplated hereunder. For purposes of this Agreement, “Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof); excluding, however, any Person engaged in the oil and gas extraction or services business that is owned in whole or in part by any such U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

(m) Absence of Certain Changes. As of the date hereof, since the Reference Date, no change, event, circumstance, effect, development, occurrence or state of facts has occurred or exists that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company or any of its subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company or any of its subsidiaries, (ii) the Company and each of its subsidiaries is in compliance with Environmental Law and has obtained, maintains in full force and effect, and is in compliance with all permits, licenses and other approvals currently required under any Environmental Law for conduct of its business as presently conducted by the Company and each of its subsidiaries and (iii) no Hazardous Materials have been released by the Company or any of its subsidiaries at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or any of its subsidiaries under any Environmental Laws. For purposes of this Agreement, “Environmental Law” means all applicable foreign, federal, state and local conventions, treaties, protocols, laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of the environment or exposure to hazardous or toxic substances, materials or wastes, and “Hazardous Materials” means all materials, substances, chemicals or wastes (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law.

(o) Insurance. The Company and each of its subsidiaries, as applicable, has insured its respective properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses. All premiums due and payable in respect of material insurance policies maintained by the Company and its subsidiaries have been paid. As of the date hereof, to the knowledge of the Company and its subsidiaries, neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company or any of its subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

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(p) Intellectual Property. (i) The Company and its subsidiaries own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (ii) to the knowledge of the Company, neither the Company and its subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by the Company and its subsidiaries, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any person and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened.

(q) No Undisclosed Relationship. Except for employment relationships and compensation, benefits and travel advances in the ordinary course of business or as disclosed in Section 5(q) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any agreement with, or involving the making of any payment or transfer of assets to any stockholder beneficially owning greater than 5% of the Company or any officer or director of the Company or any of its subsidiaries (each, an “Affiliate Agreement”).

(r) Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar laws and there has been no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its subsidiaries with respect to such laws is pending or, to the knowledge of the Company, threatened.

(s) Sanctions Laws. Neither the Company and its subsidiaries nor, to the knowledge of the Company, any of its respective directors, officers, employees or other Persons acting on its behalf with express authority to so act are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company and its subsidiaries will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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(t) Foreign Corrupt Practices Act. There have been no actual or alleged material violations of the Foreign Corrupt Practices Act of 1977, as amended, nor any applicable anti-corruption or anti-bribery laws in any jurisdiction other than the United States, by the Company and its subsidiaries or any of their respective officers, directors, agents, distributors, employees or any other Person acting on behalf of the Company or any of its subsidiaries.

(u) Taxes. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(i) the Company, and each of its subsidiaries, has paid, or caused to be paid, all Taxes (as defined below) imposed on it or its assets, business, or properties or, to the extent such Taxes are not yet due, has made adequate provision (to the extent required in accordance with generally accepted accounting principles) for the payment of such Taxes;

(ii) the Company and each of its subsidiaries has timely filed, or caused to be filed, all income and other returns, information statements, or reports required to be filed with any governmental authority with respect to Taxes;

(iii) as of the date hereof, with respect to the Company and its subsidiaries, other than in connection with (A) the Chapter 11 Cases, or (B) Taxes being contested in good faith by appropriate proceedings for which adequate provisions has been made (to the extent required in accordance with generally accepted accounting principles): (I) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or its subsidiaries, (II) neither the Company nor its subsidiaries have received from any governmental authority any written notice regarding any contemplated or pending audit, examination or other administrative proceeding or court proceeding concerning any material amount of Taxes imposed thereon, and (III) there are no Liens for Taxes on any asset of the Company or its subsidiaries (other than Liens for Taxes not yet delinquent);

(iv) none of the Company or any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended, is applicable; and

(v) none of the Company and any of its subsidiaries has received a written claim to pay any liability for Taxes of any Person (other than the Company or its subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, by contract or as a transferee or successor;

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For purposes of this Agreement, “Taxes” shall mean all income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, customs, duties, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated taxes levied by a governmental authority, including any interest and penalties thereon, and “Lien” shall mean any lien (statutory, judicial or other), adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, deed of trust, easement, right of way, encumbrance, charge, restriction on transfer, conditional sale or other title retention agreement, defect in title, other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, any financing lease having substantially the same economic effect as any of the foregoing or other restrictions of a similar kind.

(v) Title to Property.

(i) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its subsidiaries have good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted by the Company and its subsidiaries and (B) such properties (x) are in the possession or control of the Company or its subsidiaries and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(ii) Leased Real Property. The Company and its subsidiaries have complied with all obligations under all leases to which they are parties that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w) Labor Relations. There is no labor or employment-related legal proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes, or by any Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(x) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business as presently conducted by the Company and its subsidiaries after the Plan Effective Date, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (i) have not received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(y) Material Contracts.

(i) All Material Contracts are valid, binding and enforceable by and against the Company and its subsidiaries, as applicable, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no notice to terminate, in whole or part, any Material Contract has been delivered to the Company and its subsidiaries except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 proceedings, neither the Company and its subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any contract necessary for the operation of the business of the Company and its subsidiaries after the Plan Effective Date that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K).

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries are a party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries to (1) sell any products or services of or to any other Person or in any geographic region, (2) engage in any line of business or (3) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its subsidiaries.

(z) Exemption from Registration. Assuming the accuracy of the Commitment Parties’ representations set forth in Section 6 hereof, the issuance of Commitment Securities (as defined below) under this Agreement (including as part of the Backstop Commitment Fee and Management Commitment Fee) will be exempt from the registration and prospectus delivery requirements of the Securities Act.

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(aa) No General Solicitation; Solicitation. None of the Company or any of its Affiliates or any other Person acting on its or their behalf has solicited offers for or offered to sell any Convertible Bonds or Special Voting Stock by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. None of the Company or any of its Affiliates have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan.

(bb) Volcker Rule. Neither the Company nor the Issuer is a “covered fund” as such term is defined in the final regulations promulgated under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, 12 C.F.R. section 248.10(b)(1) (the “Volcker Rule”).

Section 6. REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES. Each of the Commitment Parties severally and not jointly represents and warrants to the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof.

(a) Formation. Such Commitment Party that is not an individual has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

(b) Power and Authority. Such Commitment Party has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Commitment Party and constitutes its valid and binding obligation, enforceable against such Commitment Party in accordance with its terms.

(d) Securities Laws Compliance. The Rights Offering Securities subscribed for by the Backstop Parties in the Rights Offering, the Management Commitment Securities subscribed for by the Management Commitment Parties, the Unsubscribed Securities to be purchased by the Backstop Parties, and any securities issued pursuant to the Backstop Commitment Premium and the Management Commitment Premium (collectively, the “Commitment Party Securities”) that have not been registered under the Securities Act will not be offered for sale, sold or otherwise transferred by such Commitment Party except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations of the SEC thereunder (the “Securities Act”) or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

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(e) Purchase Intent. Such Commitment Party is acquiring the Commitment Party Securities for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Commitment Party Securities or any part thereof. Such Commitment Party understands that such Commitment Party must bear the economic risk of this investment indefinitely, unless the Commitment Party Securities are registered pursuant to the Securities Act and any applicable state securities or “blue sky” Laws or an exemption from such registration is available, and further understands that it is not currently contemplated that any Commitment Party Securities will be registered at the time of issuance.

(f) Investor Status. Such Commitment Party is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(g) Independent Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the applicable Commitment Party Securities. Such Commitment Party understands and accepts that its investment in the Commitment Party Securities involves risks. Such Commitment Party has received such documentation as it has deemed necessary to make an informed investment decision in connection with its investment in the Commitment Party Securities, has had adequate time to review such documents prior to making its decision to invest, has had a full opportunity to ask questions of and receive answers from the Issuer or any person or persons acting on behalf of the Issuer concerning the terms and conditions of an investment in the Issuer and has made an independent decision to invest in the Commitment Party Securities based upon the foregoing and other information available to it, which it has deemed adequate for this purpose. With the assistance of each Commitment Party’s own professional advisors, to the extent that such Commitment Party has deemed appropriate, such Commitment Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Commitment Party Securities. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other transaction agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or the Issuer. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6(g) shall constitute a waiver of claims of fraud.

(h) Consents and Approvals. Assuming the accuracy of the Company’s representations and warranties in Section 5, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over such Commitment Party or any of its properties is required for the purchase of the Commitment Party Securities by the Commitment Parties hereunder and the execution and delivery by such Commitment Party of this Agreement and performance of and compliance by it with all of the provisions hereof and thereof (and the consummation of the transactions contemplated hereby and thereby), except (i) the entry

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of the Confirmation Order, (ii) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (iii) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or “blue sky” Laws in connection with the offer and sale of the Rights Offering Securities, Unsubscribed Securities and the Backstop Commitment Premium and (v) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of such Commitment Party to perform its obligations under this Agreement.

(i) Sufficiency of Funds. Such Commitment Party will have sufficient immediately available funds to make and complete the payment of the aggregate purchase price for its applicable Commitment on the Plan Effective Date or the Management Funding Deadline, as applicable.

(j) No Brokers Fee. Such Commitment Party is not a party to any contract with any Person that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Rights Offering Securities, the Unsubscribed Securities or the Management Commitment Securities.

Section 7. ADDITIONAL COVENANTS OF THE COMPANY. The Company agrees with the Commitment Parties as follows:

(a) Plan and Disclosure Statement. The Company shall file, no later than one (1) calendar day after the Petition Date, the Plan and the Disclosure Statement (as defined in the RSA), each in form and substance acceptable to the Required Commitment Parties and the Company, it being understood that the Plan and Disclosure Statement distributed to creditors on February 28, 2020 are acceptable to the Required Commitment Parties. The Company will provide advance initial draft copies of all Definitive Documents (as defined in the RSA) to counsel to the Backstop Parties at least three (3) Business Days prior to the date when the Company intends to file the applicable Definitive Documents with the Bankruptcy Court; provided, that if three (3) Business Days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing thereof.

(b) Support of the Plan. The Company shall do all things reasonably necessary and proper to (i) support and consummate the Restructuring Transactions (as defined in the RSA) in accordance with the RSA, and (ii) prosecute and defend any appeals relating to the Confirmation Order and the BCA Approval Order (as defined below) and (iii) comply with each Milestone (as defined in the RSA) set forth in the RSA. None of the Company or any of its Affiliates have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other Person for soliciting votes to accept or reject the Plan.

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(c) Rights Offering. Subject to the terms and conditions of this Agreement and the RSA, the Company shall, and shall cause the Issuer to, effectuate the Rights Offering in accordance with the Plan and the Rights Offering Procedures.

(d) Form D and Blue Sky. The Company shall cause the Issuer to timely file a Form D with the SEC with respect to the Commitment Party Securities, to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Commitment Party. The Company shall, or shall cause the Issuer to, on or before the Plan Effective Date, take such action as the Company or the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify for sale or issuance to the Commitment Parties, the Commitment Party Securities under applicable securities and “blue sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Plan Effective Date. The Company shall, or shall cause the Issuer to, timely make all filings and reports relating to the offer and sale of the Commitment Party Securities required under applicable securities and “blue sky” Laws of the states of the United States following the Plan Effective Date. The Company shall, or shall cause the Issuer to, pay all fees and expenses in connection with satisfying its obligations under this Section 7(d).

(e) Security Legend. Each certificate evidencing Convertible Bonds and/or Special Voting Stock issued hereunder, including any Convertible Bonds and/or shares of Special Voting Stock that may be issued in satisfaction of the Backstop Commitment Premium or Management Commitment Premium, and each certificate issued in exchange for or upon the transfer of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THIS SECURITY [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE] [HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [PIONEER ENERGY SERVICES CORP.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE APPLICABLE RESALE RESTRICTION TERMINATION DATE, EXCEPT:

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(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

In the event that any such securities are uncertificated, such securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Issuer or agent, and the term “Legend” shall include such restrictive notation. The Issuer shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the share register or other appropriate Issuer records, in the case of uncertified securities), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such securities may be sold under Rule 144 of the Securities Act without conditions. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

(f) Unsubscribed Securities. The Company, in consultation with counsel for the Backstop Parties, shall determine the amount of Unsubscribed Securities, if any, and, in good faith, provide a Funding Notice that accurately reflects the amount of Unsubscribed Securities as so determined and to provide to the Backstop Parties a certification by the Subscription Agent of the Unsubscribed Securities or, if such certification is not available, such written backup to the determination of the Unsubscribed Securities as the Backstop Parties may reasonably request.

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(g) Approvals. Except as set forth in this Agreement or with the prior written consent of the Required Commitment Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Company shall use, and shall cause its subsidiaries to use, commercially reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Backstop Parties as to the appropriate time of filing such documentation and its content) and to effect all applications that are reasonably necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws, that are reasonably necessary to consummate and make effective the transactions contemplated by this Agreement. To the extent permitted by applicable law, the Company and each of its subsidiaries shall reasonably promptly notify the Backstop Parties (and furnish to them copies of, if requested) of any communications from any antitrust or other regulatory authority and shall not participate in any meeting with any such antitrust or regulatory authority unless they consult with the Backstop Parties in advance to the extent permitted by applicable law and give the Backstop Parties a reasonable opportunity to attend and participate thereat. The Company and each of its subsidiaries shall not take any action that is intended or would reasonably be expected to materially impede or delay the ability of the parties hereto to obtain any necessary approvals required for the transactions contemplated by this Agreement. For purposes of this Agreement, “Antitrust Laws” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any similar law enforced by any governmental antitrust entity of any jurisdiction regarding pre-acquisition notifications for the purpose of competition reviews of mergers and acquisitions, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

(h) Conduct of Business. Before and through the Plan Effective Date, except as set forth in the Plan, the RSA, herein or with the express written consent of the Required Commitment Parties, the Company shall, and shall cause its subsidiaries to, (A) except to the extent inconsistent with the Bankruptcy Code or the DIP Credit Agreement (as defined in the RSA), operate its business in the ordinary course of business in a manner consistent with past practices, (B) use commercially reasonably efforts to preserve intact their material business organization, (C) use commercially reasonably efforts to keep available the services of their officers and employees and (D) use commercially reasonably efforts to preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries in connection with its business. Before and through the Plan Effective Date, except (1) as set forth in Section 7(h) of the Company Disclosure Letter, (2) with the prior written approval of the Required Commitment Parties or (3) as expressly provided in the Plan, the RSA or herein, the Company shall not, and shall cause its subsidiaries not to:

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(i) enter into any acquisition, merger with or other change of control of another business not permitted under the DIP Facility (as defined in the RSA) as set forth in the DIP-to-Exit Commitment Letter (as defined in the RSA) or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Facility is in effect;

(ii) dispose of any material asset not permitted under the DIP Facility as set forth in the DIP-to-Exit Commitment Letter or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Facility is in effect;

(iii) [reserved];

(iv) [reserved];

(v) [reserved];

(vi) enter into any agreement for new employee compensation, new deferred compensation or severance arrangements unless required by contract or for non-executives in the ordinary course of business, other than as contemplated by or agreed in connection with the RSA;

(vii) make any material capital expenditure contracted for following the date hereof in an amount greater than $1 million (for any individual transaction) that is not expressly contemplated in the business plan included in the Disclosure Statement or is not permitted under the DIP Facility as set forth in the DIP-to-Exit Commitment Letter or the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility or the Term Loan Agreement is in effect;

(viii) enter into any Affiliate Agreements, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, whether or not such DIP Facility is in effect;

(ix) declare, set aside or pay any dividends or purchase, redeem, or otherwise acquire, except in connection with the Plan, any securities of its capital stock, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(x) issue, deliver, grant, sell, pledge or otherwise encumber any of its capital stock or any convertible securities into its capital stock or any of its assets, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

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(xi) make, change or rescind any material election relating to Taxes, except any elections as are consistent with past practice or as otherwise specifically permitted or required under the Plan, the Rights Offering, or in connection with the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(xii) become a party to, establish, adopt, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii) amend its or any of its subsidiaries’ articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), other than as contemplated by this Agreement, the Plan, the RSA or the other transactions contemplated thereby;

(xiv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect;

(xv) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, except as permitted by the DIP Facility as set forth in the DIP-to-Exit Commitment Letter and the Term Loan Agreement as in effect on the date hereof, without giving effect to any amendments or waivers thereto and whether or not such DIP Facility is in effect; or

(xvi) agree, resolve, commit or enter into any binding agreement to do any of the foregoing.

(i) Access to Information. Subject in each case to confidentiality agreements reasonably acceptable to the Company, the Company shall, and shall cause each of its subsidiaries to, (i) afford the Backstop Parties and their respective representatives upon request and reasonable notice, from the period commencing on the date hereof and through the Plan Effective Date, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company and its subsidiaries’ business or operations, to the Company and its subsidiaries’ employees, properties, books, contracts and records and (ii) during such period, furnish promptly to such parties all reasonable information concerning the Company and its subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided that the

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foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the good-faith judgment of the Company (which may be based on the advice of counsel) would be reasonably likely to (x) cause the Company to violate any of its obligations with respect to confidentiality to a third party, (y) disclose any legally privileged information of the Company or (z) violate any applicable laws or orders. Nothing in this clause (i) shall require the Company or any of its subsidiaries to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Backstop Party to transfer any security of, or claim or interest in, the Company or any of its subsidiaries.

(j) DTC Eligibility. To the extent permitted by The Depository Trust Company, the Company shall use commercially reasonable efforts to promptly make all Rights Offering Securities, Unsubscribed Securities and Management Commitment Securities deliverable to the Commitment Parties eligible for deposit with The Depository Trust Company, except to the extent the Required Commitment Parties request such Rights Offering Securities, Unsubscribed Securities or Management Commitment Securities not be made eligible.

(k) [Reserved].

(l) Further Assurances. Without in any way limiting any other obligation of the Company and its subsidiaries in this Agreement, the Company and its subsidiaries shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Backstop Party may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement, subject to the terms and conditions of the RSA and this Agreement.

(m) Alternate Transactions.

(1) From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Plan Effective Date, the Company and its subsidiaries agree not to seek, solicit, or propose any Alternative Restructuring Proposal (as defined in the RSA).

(2) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company, any of its subsidiaries, or the board of directors, board of managers, or similar governing body of any of them, in such person’s capacity as a director, officer, or member of the Company or any of its subsidiaries, to take any action or to refrain from taking any action to the extent the Company, such subsidiary, or such board of directors, board of managers, or similar governing body believes in good faith, based on advice of counsel, that the taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 7(m)(2) shall not be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 7(m)(2) shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any termination right that may arise as a result of any such action or omission; provided further, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 14(d) hereof.

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(3) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7(m)(1) and Section 7(m)(2), the Company, each of its subsidiaries, and each of their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, facilitate, and negotiate in connection with any Alternative Restructuring Proposal received by the Company or any of its subsidiaries that is a Superior Proposal (as defined in the RSA) and (b) enter into or continue discussions or negotiations with holders of Company Claims/Interests (as defined in the RSA) (including any Backstop Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person regarding the Restructuring Transactions (as defined in the RSA). If the Company or any of its subsidiaries receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company or such subsidiary shall notify (with email being sufficient) Davis Polk, counsel to the Backstop Parties of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company or any of its subsidiaries decides, in the exercise of its fiduciary duties, to pursue a Superior Proposal, the Company and its subsidiaries shall notify Davis Polk within two (2) Business Days of such determination.

(n) Volcker Rule. Neither the Company nor the Issuer will become a “covered fund” as such term is defined in the Volcker Rule.

Section 8. ADDITIONAL COVENANTS OF THE COMMITMENT PARTIES. Each of the Commitment Parties agrees, severally and not jointly, with the Company: Except as set forth in this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Required Commitment Parties shall use commercially reasonable efforts to promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary or advisable in connection with seeking any governmental approval, exemption or authorization from any governmental authority, including under any Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 9. ADDITIONAL COVENANTS OF THE COMPANY AND THE COMMITMENT PARTIES. If the Parties determine that it would be necessary or desirable, for legal, tax structuring or other reasons, for the Issuer to be (x) formed in a certain jurisdiction, (y) formed by an entity other than the Company, or (z) be the ultimate parent of some, but not all, of the Reorganized Debtors, and such jurisdiction of formation or change in ownership of the Issuer would require this Agreement to be amended for legal, tax structuring or other reasons, the Parties shall cooperate in good faith to amend this Agreement to reflect any changes reasonably necessary to allow for Issuer to be formed in such jurisdiction or for Issuer to be formed by such other entity, in each case while preserving to the maximum extent possible all other provisions of this Agreement.

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Section 10. TAX TREATMENT. The Parties agree that for U.S. federal, and applicable state and local, income tax purposes each of the Backstop Commitment Premium and the Management Commitment Premium is intended to be treated as a payment by the Company to the respective Commitment Parties of the premium for a put option sold by the Commitment Parties to the Company hereunder, except as otherwise required by a final “determination” (within the meaning of Section 1313 of the Code).

Section 11. CONDITIONS TO THE OBLIGATIONS OF THE COMMITMENT PARTIES. The obligations of the Commitment Parties to purchase Rights Offering Securities, Unsubscribed Securities and Management Commitment Securities, as applicable, pursuant to their respective Commitments on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived by the Required Commitment Parties), except where the failure to satisfy any such condition results solely from the failure by any Commitment Party to comply with this Agreement:

(a) Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court (and which shall have become a Final Order), shall be in form and substance consistent with the RSA or otherwise be acceptable to the Required Commitment Parties and the Company.

(b) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms of the Plan and consistent with the RSA, and the Plan Effective Date shall have occurred.

(c) Rights Offering. The Issuer shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Instruction Deadline shall have occurred.

(d) Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act or any other Antitrust Laws, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity, including under any Antitrust Law, shall have been made or obtained for the transactions contemplated by this Agreement.

(e) Funding Notice. The Backstop Parties shall have received a Funding Notice in accordance with Section 1(g).

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto, and shall be in full force and effect.

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(g) Valid Issuance. The Convertible Bonds and Special Voting Stock to be issued pursuant to the Rights Offering and this Agreement shall be, upon (i) payment of the aggregate purchase price as provided herein and (ii) the Plan Effective Date, validly issued and outstanding, and free and clear of all Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(h) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.

(i) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specified date, as of such date).

(j) Covenants. The Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Plan Effective Date.

(k) Backstop Commitment Premium. All fees and other amounts, including the Backstop Commitment Premium and the Management Commitment Premium, required to be paid or reimbursed by the Company or the Issuer, as applicable, to the Commitment Parties pursuant to this Agreement as of or on the Plan Effective Date shall have been so paid or reimbursed, or shall be paid substantially concurrently upon the fulfilment of the obligations of the applicable Commitment Party.

(l) Material Adverse Effect. Since the date hereof, there shall not have occurred, and there shall not exist, any change, event, circumstance, effect, development, occurrence or state of facts that constitutes, individually or in the aggregate, a Material Adverse Effect.

(m) Officer’s Certificate. The Backstop Parties shall have received on and as of the Plan Effective Date a certificate of the chief executive officer or chief financial officer of the Company, in his or her capacity as such and not in his or her individual capacity, confirming that the conditions set forth in Section 11(i), Section 11(j) and Section 11(l) have been satisfied.

Section 12. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company pursuant to this Agreement are subject to satisfaction of the following conditions (unless waived by the Company), except where the failure to satisfy any such condition is the result of a failure by the Company to comply with this Agreement:

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(a) Plan and Confirmation Order. The Plan, as approved, and the Confirmation Order, as entered by the Bankruptcy Court and which shall have become a Final Order, shall be in form and substance consistent with the RSA and be otherwise reasonably acceptable to the Required Commitment Parties and the Company.

(b) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms of the Plan, and the Plan Effective Date shall have occurred or be deemed to have occurred.

(c) Rights Offering. The Issuer shall have commenced the Rights Offering, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Instruction Deadline shall have occurred.

(d) Funding Amount. Subject to Section 3 and Section 4, each Backstop Party shall have delivered and paid its Funding Amount in accordance with Section 1(g).

(e) Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law, shall have been made or obtained for the transactions contemplated by this Agreement.

(f) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated hereby.

(g) Representations and Warranties. The representations and warranties of the Backstop Parties set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Plan Effective Date as if made on and as of the Plan Effective Date (or, to the extent given as of a specified date, as of such date).

(h) Covenants. The Backstop Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Backstop Parties on or prior to the Plan Effective Date.

Section 13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms, subject to termination pursuant to Section 14.

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Section 14. TERMINATION.

(a) Termination. This Agreement may be terminated by (i) the mutual written consent of the Company and the Required Commitment Parties; (ii) the Required Commitment Parties, if the Plan Effective Date has not occurred on or prior to the date that is 59 days after the Petition Date (the “Outside Date”), subject to the extension of such Outside Date by the agreement of the Company and the Required Commitment Parties; (iii) the Company, if the Plan Effective Date has not occurred on or prior to the Outside Date, subject to the extension of such Outside Date by the agreement of the Company and the Required Commitment Parties; or (iv) the Company if (x) the Outside Date is extended pursuant to subclause (ii), (y) one or more Backstop Party objects to such extension in writing to the Company and the Required Commitment Parties within 5 Business Days of the extension and (z) the non-objecting Backstop Parties fail to assume the objecting Backstop Party’s Commitment within 10 Business Days of receipt of the written objection.

(b) Termination by the Company. The Company may terminate this Agreement by written notice in accordance with Section 16 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) to each Commitment Party upon the occurrence of any of the following:

(i) any Backstop Party shall have breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 12(g) or Section 12(h), if continuing on the Plan Effective Date, being satisfied and such breach or inaccuracy is not cured by such Backstop Party by the earlier of (1) the seventh (7th) Business Day after the giving of notice thereof to such Backstop Party by the Company and (2) the third (3rd) Business Day prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) based upon a breach arising out of the actions or omissions of the Company in breach of this Agreement; and provided further that such termination under this Section shall not be effective if, prior to the expiration of such cure period, one or more non-breaching Backstop Parties assume such breaching Backstop Party’s Commitment;

(ii) the board of directors, board of managers, or such similar governing body of the Company or any of its subsidiaries determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions; provided, that notwithstanding the foregoing, this termination right shall not apply to or be exercised by the Company or any of its subsidiaries that sought or requested such ruling or order or in contravention of any obligation or restriction set out in this Agreement or the RSA; provided further, that a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of the terms included therein and contemplated by one or more provisions of the Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 14(b)(iii); or

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(iv) the Bankruptcy Court enters an order denying confirmation of the Plan.

(c) Termination by the Required Commitment Parties. The Required Commitment Parties may terminate this Agreement by written notice in accordance with Section 16 (with such termination being effective three (3) Business Days following delivery of such written notice, except as otherwise set forth below) upon the occurrence of any of the following:

(i) the breach in any material respect by the Company of any of the representations, warranties, undertakings, commitments or covenants of the Company set forth in this Agreement that remains uncured (to the extent curable) by the earlier of (1) the fifth (5th) Business Day after the giving of notice thereof to the Company or any of its subsidiaries (as applicable) by any Backstop Party and (2) the third (3rd) Business Day prior to the Outside Date; provided, that the Required Commitment Parties shall not have the right to terminate this Agreement pursuant to this clause (i) based upon a breach arising out of the actions or omissions of any Backstop Party in breach of this Agreement;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Backstop Parties transmit a written notice in accordance with Section 16 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(iii) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company or any other Debtor seeking an order (without the prior written consent of the Required Commitment Parties), (i) converting one or more of the Chapter 11 Cases of the Company or any other Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of the Company or any other Debtor, or (iii) rejecting this Agreement;

(iv) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with the RSA, unless such failure is the result of any act, omission, or delay on the part of the terminating Backstop Parties in violation of its obligations under the RSA or this Agreement;

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(v) the Bankruptcy Court grants relief that is inconsistent in any material respect with the RSA, the Definitive Documents or the Restructuring Transactions and such inconsistent relief is not dismissed, vacated or modified to be consistent with the RSA and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company and its subsidiaries by the Required Commitment Parties;

(vi) the occurrence of an “Event of Default” under the DIP Credit Agreement (as defined in the RSA) that has not been waived or timely cured in accordance therewith;

(vii) on or after the date hereof, the Company or any of its subsidiaries consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Commitment Parties;

(viii) if the Company and its subsidiaries (i) notify Backstop Parties pursuant to Section 7(m) and/or make a public announcement that they intend to pursue a Superior Proposal or (ii) enter into a definitive agreement with respect to a Superior Proposal;

(ix) the filing by the Company of any Definitive Document (as defined in the RSA), amendments, modifications or supplements thereto, motion or pleading with the Bankruptcy Court that is not consistent in all material respects with the RSA and the Term Sheet, and such filing is not withdrawn (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company and its subsidiaries are provided with such notice, such order is not stayed, reversed or vacated) within five (5) Business Days following written notice thereof to the Company and its subsidiaries by the Required Commitment Parties;

(x) any of the following shall have occurred: (i) the Company and its subsidiaries or any affiliate thereof shall have filed any motion, application, adversary proceeding or Cause of Action (as defined in the RSA) (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Backstop Parties (in each case, other than with respect to a breach of the RSA) or (ii) the Company and its subsidiaries or any affiliate thereof shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (x) filed by another person, or consents (without the consent of the Required Commitment Parties) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

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(xi) the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company and its subsidiaries having an aggregate fair market value in excess of $5 million without the consent of the Required Commitment Parties;

(xii) the Company and its subsidiaries lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

(xiii) the failure of the Company to pay the reasonable fees and expenses of the Backstop Parties in accordance with Section 2(e) of this Agreement;

(xiv) the Company or any other Debtor withdraws or revokes the Plan or files, proposes or otherwise supports any (i) Alternative Restructuring Proposal or (ii) amendment or modification to the Restructuring Transactions containing any terms that are materially inconsistent with the implementation of, and the terms set forth in, the Term Sheet, without the prior written consent of the Required Commitment Parties, which remains uncured (to the extent curable) for five (5) Business Days after such terminating Backstop Parties transmit a written notice in accordance with Section 16 detailing any such breach;

(xv) the Company or any of its subsidiaries enters into a definitive agreement with respect to an Alternative Restructuring Proposal;

(xvi) the entry of an order by the Bankruptcy Court approving this Agreement (the “BCA Approval Order”) shall not have occurred prior to the date that is 45 days after the Petition Date or if such order shall be reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Required Commitment Parties;

(xvii) the Petition Date shall not have occurred on or prior to March 3, 2020; or

(xviii) the RSA has been terminated in accordance with its terms.

(d) Effect of Termination. Subject to Section 17, upon the effective date of the termination of this Agreement as to a Party (the “Termination Date”), this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be immediately released from its or their respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder and shall have all the rights and remedies that it would have had, had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims (as defined in the RSA) or Causes of Action (as defined in the RSA); provided, that in no event shall

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any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the Termination Date. Nothing in this Agreement shall be construed as prohibiting the Company, any of its subsidiaries or any of the Backstop Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company or the ability of the Company to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Backstop Party, and (b) any right of any Backstop Party, or the ability of any Backstop Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company or any other Backstop Party. Notwithstanding any provision to the contrary in this Section 14, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the applicable termination event giving rise to such termination right. Nothing in this Section 14(d) shall restrict the right of the Company or any of its subsidiaries to terminate this Agreement in accordance with Section 14(b)(ii).

(e) Termination Fee. To the extent this Agreement is validly terminated in accordance with this Section 14 (other than Section 14(b)(i) or Section 14(c)(iv)), the Company shall, within three (3) Business Days of such termination, pay or cause to be paid to the Commitment Parties that are not Defaulting Commitment Parties a non-refundable cash payment in an aggregate amount equal to (x) $9,440,000 payable to the Backstop Parties that are not Defaulting Commitment Parties, allocated pro rata based on each such Backstop Party’s Backstop Commitment Percentage (excluding the Backstop Commitment Percentage of any Defaulting Commitment Party), plus (y) $143,000 payable to the Management Commitment Parties that are not Defaulting Commitment Parties, allocated pro rata based on each such Management Commitment Party’s percentage (its “Management Commitment Percentage”), as set forth on Schedule 1 opposite such Management Commitment Party’s name (excluding the Management Commitment Percentage of any Defaulting Commitment Party); provided that in the event that (1) this Agreement is validly terminated in accordance with Section 14(c)(xviii) because the RSA was validly terminated in accordance with Section 13.03(a) of the RSA or (2) this Agreement is validly terminated in accordance with Section 14(a)(ii) or Section 14(a)(iii) due to a failure of a condition to closing set forth in Section 11 of this Agreement to be satisfied by the Outside Date and (w) such failure is a result of the breach of the RSA by a Consenting Noteholder(s) (as defined in the RSA), (x) the Company has given notice of such breach to such Consenting Noteholder(s), (y) within ten (10) Business Days following the giving of such notice, either such Consenting Noteholder(s) have failed to cure such breach or this Agreement has been terminated in accordance with Section 14(a)(ii), and (z) such ten (10) Business Day period has elapsed prior to such termination pursuant to Section 14(c)(xviii) or Section 14(a)(iii), then any such breaching Consenting Noteholder who is also a Commitment Party hereunder shall not be entitled to their pro rata share of any payment to be paid to the Commitment

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Parties pursuant to this Section. To the extent that all amounts due pursuant to this Section 14(e) shall have been paid by the Company or the applicable Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Company for any obligations or liabilities relating to or arising from this Agreement. Absent a change in Law, the Company does not expect to have an obligation to withhold any Taxes on any required payment of the termination fee.

Section 15. INDEMNIFICATION OBLIGATIONS.

(a) Company Indemnity. The Company and the Issuer (the “Indemnifying Parties”) shall indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Commitments, the Rights Offering, the payment of the Backstop Commitment Premium or the use of the proceeds of the Rights Offering, the Transaction Expenses or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Issuer, their equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney-client and work product privileges) out-of-pocket legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Defaulting Commitment Party or any Indemnified Person related thereto, caused by such default by such Commitment Party or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Affiliates, equity holders, members, partners, general partners, managers, or their respective representatives and controlling persons.

(b) Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnified Person in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (A) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from

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any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (B) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 15. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, (X) that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Indemnified Claim and shall pay the fees and expenses of counsel retained by the Indemnified Person to the extent provided in Section 15(a) if the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Indemnified Claim, and such failure is not reasonably cured within ten (10) Business Days of receipt of written notice from the applicable Indemnified Person, and (Y) if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel, there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)). Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable and documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

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(c) Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 15. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 15(a), then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Convertible Bonds in the Rights Offering contemplated by this Agreement and the Plan bears to (ii) the Backstop Commitment Premium paid or proposed to be paid to the Backstop Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

(e) Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Section 15 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the Convertible Bonds subscribed for or purchased by such Indemnified Person. The provisions of this Section 15 are an integral part of the transactions contemplated by this Agreement, and without these provisions, the Backstop Parties would not have entered into this Agreement, and subject to entry of the BCA Approval Order, the obligations of the Company under this Section 15 shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code and shall be payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Section 15 without further order of the Bankruptcy Court.

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Section 16. NOTICES. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(i)	if to the Company or a Management Commitment Party, to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention:     Bryce Seki, VP - General Counsel

E-mail:         BSeki@pioneeres.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:     Brian S. Hermann,

                      Elizabeth R. McColm,

                      Brian Bolin

                      Eugene Y. Park

E-mail:         bhermann@paulweiss.com

                      emccolm@paulweiss.com

                      bbolin@paulweiss.com

                      epark@paulweiss.com

(ii)	if to a Backstop Party, to:

each Backstop Party at the addresses or e-mail addresses set forth below the Backstop Party’s signature in its signature page to this Agreement with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:     Damian S. Schaible

                      Natasha Tsiouris

                      Erik Jerrard

E-mail:         damian.schaible@davispolk.com,

                      natasha.tsiouris@davispolk.com

                      erik.jerrard@davispolk.com

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Any notice given by delivery, mail, or courier shall be effective when received.

Section 17. SURVIVAL. Notwithstanding the termination of this Agreement, the agreements and obligations of the parties hereto in Section 14(d) and Sections 15 through 23 shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof.

Section 18. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 3, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or entity.

Section 19. COMPLETE AGREEMENT. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement (as defined in the RSA). The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

Section 20. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 21. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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Section 22. ACTION BY, OR CONSENT OR APPROVAL OF, THE COMMITMENT PARTIES. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Commitment Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Required Commitment Parties.

Section 23. AMENDMENTS AND WAIVERS.

(a) This Agreement may not be modified, amended or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 23.

(b) This Agreement may be modified, amended or supplemented in a writing signed by the Company and the Required Commitment Parties; provided that amendments to this Section 23 shall require the consent of each Backstop Party. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a (1) disproportionate and adverse effect on any of the rights or obligations under this Agreement of any Backstop Party or (2) disproportionate and material adverse effect on any of the rights or obligations under this Agreement of any Management Commitment Party, then the consent of each such affected Commitment Party shall also be required to effectuate such modification, amendment, waiver or supplement.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 23 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 24. SPECIFIC PERFORMANCE. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 25. RULES OF CONSTRUCTION. This Agreement is the product of negotiations among the Company and the Commitment Parties, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company and its subsidiaries and the Commitment Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIONEER ENERGY SERVICES CORP.

By:	/s/ Bryce Seki
Name: Bryce Seki
Title: General Counsel

[Signature Page to Commitment Agreement]

[BACKSTOP SIGNATORIES]

By:
Name:
Title:

[Signature Page to Commitment Agreement]

Schedule 1

Management Commitment Parties

Management Commitment Party	Principal Amount of Management Commitment Securities	Management Commitment Premium

Schedule 2

Backstop Parties

Backstop Party	Backstop Commitment Percentage	Backstop Cap

Schedule 3

Debtors

Name of Entity	Jurisdiction
Pioneer Energy Services Corp.	Texas
Pioneer Coiled Tubing Services, LLC	Delaware
Pioneer Drilling Services, Ltd.	Texas
Pioneer Fishing & Rental Services, LLC	Delaware
Pioneer Global Holdings, Inc.	Delaware
Pioneer Production Services, Inc.	Delaware
Pioneer Services Holdings, LLC	Delaware
Pioneer Well Services, LLC	Delaware
Pioneer Wireline Services Holdings, Inc.	Delaware
Pioneer Wireline Services, LLC	Delaware

EXHIBIT E

Governance Term Sheet

PIONEER ENERGY SERVICES CORP.

CORPORATE GOVERNANCE TERM SHEET

This term sheet (this “Term Sheet”) describes the material corporate governance provisions to be in effect after the restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Pioneer Energy Services Corp. (“Pioneer”) and the other Company Parties. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Topic	Proposal
Reorganized Issuer	Either (i) Pioneer, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date or (ii) a newly formed Delaware corporation (the “Company”).

Classes of Voting Securities

Two classes of stock.

Voting common stock into which the convertible notes convert on conversion, having one vote per share.

A class of special voting stock stapled to the convertible bonds that will be issued in the rights offers in such an amount that the number of shares of such special voting stock that each noteholder receives is equal to the number of shares of common stock that the bonds are convertible into (i.e. such number of shares of special voting stock will always equal the number of shares of common stock into which the bonds will convert at a given time). The special voting stock shall vote on all matters with the common stock on a 1:1 basis, but shall have no separate economic interest (i.e. no rights to dividends, no redemption or liquidation rights) and will only be transferrable with the convertible notes with which such shares are stapled. The special voting stock shall automatically be redeemed for no or nominal consideration on the conversion, redemption or payment in full of the stapled convertible bonds (such common stock and special voting stock, collectively, “Voting Stock”, and the holders of Voting Stock, the “Holders”).

Topic	Proposal
Board of Directors

Initial Board: Initial Board of Directors (the “Board”) to consist of: (i) the chief executive officer (the “CEO”) (who shall not be the chairman of the Board), and (ii) four additional directors, or such other number to be determined by the Required Consenting Noteholders, to be selected by the Ad Hoc Group of Noteholders. Each Board member other than the CEO shall satisfy the independence requirements of the Nasdaq and NYSE.

Vote Standard: Board members to be elected by a majority of the outstanding shares of the Voting Stock. Board members will serve for one-year periods. A Nominating and Governance committee of the Board shall nominate directors to the board. Any director (except the CEO) shall satisfy the independence requirements of the Nasdaq and NYSE.

Vacancies: The Board can fill any vacancies on the Board, until such seat is filled at the next election of directors.

Board Observation Rights: Any Holder (and its affiliates) that individually owns more than 5% of the outstanding shares of the Voting Stock shall have the right to designate one Board observer.

Board Actions

A majority of the total number of directors then in office shall constitute a quorum, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

The Board or any committee thereof may act by written consent executed by all of the directors then in office or all members of such committee, as applicable, in lieu of a meeting.

Shareholder Approvals

The approval by the holders of 60% of the outstanding Voting Stock is required for a Deemed Liquidation Event.

“Deemed Liquidation Event” shall mean acquisitions of beneficial ownership of more than 50% of the voting power of the outstanding Voting Stock, any sales or dispositions of all or substantially all of the assets of the Company on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Voting Stock is converted into, or exchanged for, any other consideration.

A special meeting may be called by stockholders of the Company in the same manner and upon the same thresholds as set forth in the Company’s current Certificate of Incorporation and Bylaws.

Related Party Transactions	The Company shall not, and shall not permit any of its subsidiaries to, enter into, amend or renew an agreement, arrangement or transaction with (a) any affiliate of the Company (including any of the Company’s directors or officers or any entity in which any of the Company’s directors or officers has a financial interest) or (b) any owner of 5% or more of the Voting Stock, or an affiliate of such owner (each, a “Related Party”) unless such action is approved by (i) the Board by a majority/supermajority of the disinterested directors and (ii) the Holders of a majority/supermajority of the Voting Stock, other than any Voting Stock held by the Related Party, except for (A) customary compensation or benefits arrangements with a director, officer or other employee of the Company or any of its subsidiaries in the ordinary course of business and (B) intercompany agreements in the ordinary course of business.

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Topic	Proposal
Preemptive Rights	All Holders will have preemptive rights to maintain their respective percentage of fully diluted equity with respect to any issuance of equity securities by the Company, subject to customary exceptions (including a merger event); provided that such preemptive rights shall terminate at such time as the Company is listed on Nasdaq or NYSE.

Transfer Restrictions	Common stock will be transferrable without Company consent, subject to compliance with applicable securities laws. No ROFRs, tag-alongs or other restrictions on transferability of common stock.

Indemnification and Limitation on Liability	The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to directors and officers of the Company to the fullest extent permitted under Delaware law.

Listing/DTC[1]

Common stock to be DTC-eligible and traded in the over-the-counter market acceptable to the Required Consenting Noteholders upon emergence.

Registration rights agreement to provide that a majority of holders of shares of Voting Stock subject to the registration rights agreement can require the Company to use reasonable best efforts to cause the common stock to be listed on Nasdaq or NYSE in accordance with the applicable Nasdaq or NYSE listing requirements as promptly as practicable following delivery of notice.

Convertible notes/special voting stock to be DTC eligible, or, if not reasonably practicable, held in book-entry form through a transfer agent acceptable to the Required Consenting Noteholders, and to be made DTC eligible as soon as reasonably practicable following emergence using reasonable best efforts by the Company.

Information Rights	At any time the Company is not required to file public reports with the SEC, the Company will continue to provide such public reports on EDGAR as a voluntary filer.

Registration Rights	Customary registration rights for common stock and convertible notes.

Exclusive Forum	Delaware will be the exclusive forum for shareholder litigation.

[1]	The listing terms can be revised by the Required Consenting Noteholders in consultation with the Company.

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EXHIBIT F

MIP Term Sheet

TERM SHEET

PIONEER ENERGY SERVICES CORP.

EMPLOYEE INCENTIVE PLAN

This term sheet (this “MIP Term Sheet”) summarizes the principal terms of an Employee Incentive Plan (the “MIP”) referenced in the Restructuring Support Agreement, dated as of February 28, 2020, (the “RSA”) including the term sheet attached thereto as Exhibit B (the “Restructuring Term Sheet”) to which this this MIP Term Sheet is attached. For purposes of this MIP Term Sheet, capitalized terms not defined in this MIP Term Sheet shall have the meanings ascribed to them in the RSA (including the Restructuring Term Sheet). The MIP shall be entered into among Reorganized Pioneer (the “Company”) and its affiliates (the “Pioneer Companies”) and the participants in the MIP, which definitive documents shall contain terms consistent with those described below, except as may be otherwise agreed in accordance with the RSA. This term sheet does not afford any legally binding right to compensation or awards under the MIP and no person shall have a right to such compensation or awards in respect of the MIP until such person executes, and becomes bound by such MIP documentation.

Overview:

•  Incentive Equity Pool. There will be reserved, exclusively for the Company’s employees, a pool of equity equal to 10% of the shares of the Company’s common stock outstanding on the Plan Effective Date on a fully diluted and fully distributed basis (including, for the avoidance of doubt, after giving effect to the conversion of the Convertible Bonds) (such reserve, the “MIP Pool”). The precise amount of equity and number of shares to be reserved will be determined in a manner consistent with the intended effect of this MIP Term Sheet.

• Emergence Grants.

•  Except as specifically set forth in the third succeeding bullet below, 50% of the shares of the Company’s common stock subject to the MIP Pool (the “Emergence Grant Pool”) will be allocated on or as soon as practicable following (but in no event more than 15 days following) the Plan Effective Date in accordance with an allocation schedule to be reasonably determined by the new Board of Directors of the Company (the “New Board”), after good faith consultation with the Company’s Chief Executive Officer (the “Emergence Grants”) in accordance with this MIP Term Sheet.

• Each Emergence Grant will be 100% in the form of restricted shares.

•  The grant of an Emergence Grant to an employee will be subject to and conditioned upon the employee agreeing to be bound by the restrictive covenants (the “Restrictive Covenants”) referenced in the Post-Filing Severance Plan Term Sheet attached hereto as Appendix A (the “New Severance Plan Term Sheet”).

•  To the extent an employee who is designated to receive an Emergence Grant does not agree to be bound by the Restrictive Covenants, the shares not allocated to such employee shall be transferred from the Emergence Grant Pool to the Other Award Pool.

•  Other Awards. The remaining balance of the MIP Pool not allocated as part of the Emergence Grants (the “Other Award Pool”) may be granted to the Company’s employees after the Plan Effective Date as determined by the New Board in its sole discretion, in such form and on such terms and conditions as determined by the New Board.

Emergence Grant Vesting:

•  Time Vesting. 60% of the shares of the Company’s common stock that are subject to the Emergence Grant Pool will vest in equal installments on each of the first three anniversaries of the Plan Effective Date, subject to the participant’s continued employment through each applicable vesting date (the “Service Condition”).

•  Performance Vesting. 40% of the shares of the Company’s common stock that are subject to the Emergence Grant Pool will vest subject to the achievement of specified performance measures over a period not to exceed three years, subject to the participant’s continued employment through the applicable vesting date (the “Performance Condition”). The performance targets applicable to the Performance Condition will be reasonably determined by the New Board in its sole discretion after good faith consultation with the Company’s Chief Executive Officer.

•  The allocation of vesting requirements for each participant’s Emergence Grant between the Service Condition and the Performance Condition will be reasonably determined by the New Board after good faith consultation with the Company’s Chief Executive Officer.

Treatment of Emergence Grants upon Termination of Employment:

•  Without Cause or for Good Reason. If a participant is terminated without Cause or resigns for Good Reason (as such terms are defined in the New Severance Plan Term Sheet), 100% of the participant’s unvested Emergence Grants will immediately vest, including the Emergence Grants subject to the Performance Condition at target.

•  Death or Disability. If a participant’s employment is terminated due to the participant’s death or disability, the participant will receive one additional year of vesting of the participant’s Emergence Grant; provided that the portion of the Emergence Grant that is subject to the Performance Condition will be pro-rated and subject to actual performance of the Performance Condition through the end of the performance period.

•  Voluntary Termination without Good Reason. If a participant voluntarily terminates employment without Good Reason, the unvested portion of the participant’s Emergence Grant will be immediately forfeited.

•  Termination for Cause. If a participant’s employment is terminated by the Company for Cause, the unvested portion of the participant’s Emergence Grant will be immediately forfeited.

Voting Rights:

•  Subject to the Company’s governance documents, all outstanding unvested restricted shares granted under the Emergence Grants shall be entitled to voting rights to the extent that the Convertible Bonds have voting rights on an as-converted basis.

Anti-Dilution:

•  The MIP Pool and outstanding awards under the MIP will be subject to dilution for future equity issuances (other than with respect to issuances (x) from the unallocated portions of the MIP or (y) resulting from the conversion of the Convertible Bonds), on a ratable basis with the common equity of the Company.

Severance:

•  As a condition to participating in the MIP, each recipient of an Emergence Grant shall agree to be a participant in the Post-Filing Severance Plan described in the New Severance Plan Term Sheet and shall acknowledge and agree that the participant will have no further rights under the Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan.

APPENDIX A

New Severance Plan Term Sheet

Term Sheet

Pioneer Energy Services Corp.

Post-Filing Severance Plan

This term sheet summarizes the principal terms of the severance plan of Pioneer Energy Services Corp. (the “Company”) to be effective upon the Company’s emergence from bankruptcy (the “Post-Filing Severance Plan”). The Company’s Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan (the “KESP”) will be rejected in connection with the Company’s emergence from bankruptcy. All references to the KESP herein shall refer to the KESP prior to such rejection.

•	Participants:

•	All current participants in the KESP listed on Exhibit A, who remain employed following the Company’s bankruptcy filing will be eligible to participate in the Post-Filing Severance Plan.

•

Participation will be subject to the participant agreeing to be bound by customary restrictive covenants, including a non-compete and non-solicit/hire of employees while employed and for the Restriction Period reflected next to the participant’s name on Exhibit A following a termination of employment for any reason, and provisions relating to confidentiality. The periods set forth on Exhibit A shall supersede the duration of any non-compete/non-solicit/non-hire that otherwise would apply to the participant under the September 2019 retention award letter agreement between the participant and the Company, which letter agreement shall otherwise remain in full force and effect.

•	Cash Severance. The amount set forth next to the participant’s name on Exhibit A.

•	Other Benefits:

•	In addition to cash severance described above, a participant will be eligible to receive:

•

Company paid COBRA benefits for continued coverage under the Company’s medical benefits plans for up to the number of months equal to the Coverage Period set forth next to the participant’s name on Exhibit A (or, if earlier, through the date the participant becomes employed by another employer and eligible for similar health insurance coverage at such employer)

•	continued life insurance coverage under the Company’s policies for a period of 12 months.

•

For the avoidance of doubt, all other severance benefits previously available under the KESP shall no longer be of any force and effect, including gross-up payments for taxes imposed under Section 4999 of the Code and acceleration of vesting of equity.

•	Certain Standstill Limitations on Terminations/Resignations:

•

The Company will agree that it will not terminate any participant’s employment other than for Cause (as defined below) prior to the Company’s emergence from bankruptcy (the “Plan Effective Date”) (or prior to the receipt by a participant of an Emergence Grant (as defined in the Term Sheet for the Company Employee Incentive Plan to which this Post-Filing Severance Plan Term Sheet is attached (the “MIP Term Sheet)), if such participant is designated to receive an Emergence Grant in accordance with the MIP Term Sheet); and

•	Each participant in the KESP will agree that the participant may not voluntarily resign for Good Reason (as defined in the KESP) prior to the Plan Effective Date.

•	Severance Triggers:

•	A participant’s termination without Cause (as defined below) following the Plan Effective Date, or

•	A participant’s resignation for Good Reason (as defined below) following the Plan Effective Date.

•	The following terms shall have the meaning set forth below for purposes of the Post-Filing Severance Plan:

•

“Cause” shall mean the participant’s (a) commission of any act or omission constituting fraud under any law of the State of Texas or other law applicable to the participant, (b) conviction of, or a plea of nolo contendere to, a felony, (c) embezzlement or theft of property or funds of the Company or any of its affiliates or (d) refusal to perform his or her duties with the Company; (e) failure to follow the instructions of the board of directors of the Company or the participant’s supervisor or a senior executive officer that, in each case, are lawful, reasonable and commensurate with the participant’s title and duties, (f) conduct in connection with the participant’s duties, performance or responsibilities that is fraudulent, unlawful, grossly negligent; or (g) willful misconduct with respect to the participant’s duties; provided that the conduct described in clauses (d), (e) and (g) shall not constitute Cause unless the Company has provided the participant with written notice of such conduct and, to the extent curable, the participant fails to cure such conduct within 10 days of receiving such notice.

•

“Good Reason” shall mean a voluntary termination by the participant due to the occurrence (without the participant’s consent) of any of the following: (a) material diminution of the participant’s title, authority or responsibilities as in effect on the Plan Effective Date that is not remedied by the Company within 5 business days after the participant’s written notice to the Company of such diminution, (b) a reduction in the participant’s base salary as in effect on the Plan

2

Effective Date, other than as a result of a reduction (reasonably determined in good faith by the board of directors of the Company to be necessary and in the best interests of the Company in response to (or to reasonably forestall) a deterioration the Company’s financial condition) of not more than 5% that applies generally to similarly situated employees, or (c) relocation of the participant’s principal place of business by more than 45 miles.

For the avoidance of doubt, the foregoing definitions shall supersede and replace the definitions of Cause and Good Reason set forth in the KESP.

•	A participant will not be entitled to any severance benefits under the Post-Filing Severance Plan on a termination for any reason other than as specifically described above.

•

Conditions to Severance Benefits: As a condition to the receipt of any severance benefits under the Post-Filing Severance Plan, a participant will be required to execute, and not revoke, a waiver and release in substantially the form attached to the KESP, as appropriately updated to reflect the Post-Filing Severance Plan and applicable legal requirements.

3

Exhibit A

Severance

Name	Position	Severance Amount ($)	Coverage Period	Restriction Period
Stacy Locke	President CEO

Lorne Phillips	EVP CFO

Carlos Pena	EVP CSO

Brian Tucker	EVP COO

Bryce Seki	VP and General Counsel

Christopher Price	SVP Engineering and Performance Solutions

Scott Keenen	SVP of Human Resources

Skip Locken	VP Drilling Operations

Holly Johnston	VP Corporate Sales

Kurt Forkheim	SVP Controller

Kevin Howie	VP Wireline Services

Bill Schneider	VP Information Technology

John Martinez	Division Manager

Wyatt Halliday	VP Sales and Marketing Drilling Services

Dan Petro	VP Treasury and IR

Daniel Hindes	VP Well Services

TOTAL:

EXHIBIT C

Form of Joinder

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Pioneer and its affiliates bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and “Consenting Noteholder” or “Consenting Term Lender” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[1]	Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D

Form Transfer Agreement

Form Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Pioneer and its affiliates bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof (x) to the extent the Transferor was thereby bound and (y) with respect to any and all Company Claims/Interests the Transferee may hold prior to the consummation of the Transfer contemplated hereby and shall be deemed a “Consenting Stakeholder” and a “Consenting Noteholder” or “Consenting Term Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this transfer agreement.

Date Executed:

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Notes Claims
Term Loan Claims
Aggregate Amounts Beneficially Owned or Managed on Account of:
Shares of Existing Common Stock

[1]	Capitalized terms not used but not otherwise defined in this transfer agreement shall have the meanings ascribed to such terms in the Agreement.